UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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PulteGroup, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PULTEGROUP, INC.

100 Bloomfield Hills Parkway, Suite 300

Bloomfield Hills, Michigan 48304

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our annual meeting of shareholders at the Detroit Metro Airport Marriott, 30559 Flynn Drive, Romulus, Michigan, on Wednesday, May 9, 2012, at 4:00 p.m., Eastern Time. At this meeting, shareholders will vote on:

•	The election of six directors to serve a term of one year.

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	An advisory vote on executive compensation.

•	Two shareholder proposals, if properly presented at the meeting.

•	Such other business as may properly come before the meeting.

You can vote if you were a shareholder of record at the close of business on March 12, 2012. You may vote by internet, telephone, written proxy or written ballot at the meeting.

This proxy statement and the enclosed form of proxy, as well as our 2011 annual report, are first being mailed to shareholders beginning on April 3, 2012. We encourage you to sign and return the accompanying proxy card in the enclosed envelope or instruct us via the internet or by telephone as to how you would like your shares voted.

By Order of the Board of Directors

STEVEN M. COOK

Senior Vice President, General Counsel

and Secretary

Bloomfield Hills, Michigan

April 3, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2012.

The Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2011 are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=77968&p=irol-sec.

PROXY STATEMENT

The Board of Directors of PulteGroup, Inc. (“PulteGroup” or the “Company”) is soliciting proxies to be used at the annual meeting of shareholders to be held on Wednesday, May 9, 2012, beginning at 4:00 p.m., Eastern Time, at the Detroit Metro Airport Marriott, 30559 Flynn Drive, Romulus, Michigan. This proxy statement and the enclosed form of proxy are first being mailed to shareholders beginning April 3, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL AND THE ANNUAL MEETING:

What am I voting on?

You are voting on five proposals:

1.	The election of six nominees for director to serve a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	An advisory vote on executive compensation.

4.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote, if properly presented at the meeting.

5.	A shareholder proposal regarding the use of performance-based options, if properly presented at the meeting.

What are the voting recommendations of the Board?

The Board of Directors recommends the following votes:

•	FOR the election of all of the nominees for director.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	FOR the proposal relating to the Company’s executive compensation.

•	AGAINST the shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

•	AGAINST the shareholder proposal regarding the use of performance-based options.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you have completed and mailed your proxy card and any other matter is properly brought before the meeting, Richard J. Dugas, Jr. and Steven M. Cook, acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 12, 2012 (the record date), you can give a proxy to be voted at the meeting either:

•	by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, Richard J. Dugas, Jr. and Steven M. Cook, acting as your proxies, will vote your shares FOR Items 1, 2 and 3 and AGAINST Items 4 and 5.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by submitting written notice to the Secretary of the Company, which notice must be received by the Company by 5:00 p.m., Eastern Time, on May 8, 2012; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

The six director nominees receiving the greatest number of votes will be elected. The service of such directors will be subject to the Corporate Governance Guidelines of the Company. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote on executive compensation and the shareholder proposals each require the affirmative vote of a majority of the votes cast at the meeting. Although the advisory vote on executive compensation is non-binding, the Board of Directors will review the results of the vote and will take them into account in making a determination concerning executive compensation.

Who will count the vote?

Computershare will act as the independent tabulator to receive and tabulate the proxies and as the independent inspector of election to certify the results.

What does it mean if I get more than one proxy card?

It means your shares are held in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare, by phone at (877) 282-1168, by mail at Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3078, or via the internet at www.computershare.com.

Who can attend the annual meeting?

All shareholders of record as of the close of business on March 12, 2012 can attend. Registration will begin at 3:30 p.m., Eastern Time. Institutional or entity shareholders are allowed to bring one representative. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the annual meeting?

You should plan to arrive at the Detroit Metro Airport Marriott, 30559 Flynn Drive, Romulus, Michigan, on Wednesday, May 9, 2012 by 3:30 p.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Representatives of PulteGroup will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own PulteGroup common shares as of the close of business on March 12, 2012 will be entitled to attend the meeting. An admission ticket or recent bank or brokerage statement will serve as verification of your ownership.

•	If your PulteGroup shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

•	If your PulteGroup shares are registered in your name and you vote your shares electronically over the Internet, you may access and print an admission ticket after voting such shares.

•

If your PulteGroup shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned PulteGroup shares on March 12, 2012.

For your comfort and security, no cameras (including cell phones with built-in cameras), recording devices or other electronic devices, packages, signage or costumes will be permitted in the meeting room. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door. Attendees (including their personal belongings) will be subject to security inspections.

What is the quorum requirement of the annual meeting?

A majority of the 383,684,039 shares outstanding on March 12, 2012 constitutes a quorum for voting at the meeting. If you vote, your shares will be part of the quorum. Each share outstanding on the record date shall be entitled to one vote.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. You may not abstain with respect to the election of directors. With respect to the proposals to ratify the appointment of Ernst & Young LLP, the advisory vote on executive compensation and with respect to the shareholder proposals, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

Broker non-votes will be treated in the same manner, and have the same effect, as abstentions. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Brokers will lack discretionary voting authority with respect to the election of directors, the advisory vote on executive compensation and with respect to the shareholder proposals. Brokers will not lack discretionary voting authority with respect to the proposal to ratify the appointment of Ernst & Young LLP.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 12, 2012 by each of our directors and each of our executive officers named in the 2011 Summary Compensation Table on page 45, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options exercisable within 60 days after March 12, 2012, restricted shares, and PulteGroup common shares held in our 401(k) Plan.

Directors And Named Executive Officers	Shares(1)		Exercisable Stock Options(14)	Percentage of Outstanding Shares
Brian P. Anderson	50,445	(2)	40,000	*
John B. Bertero III	91,578	(3)	82,065	*
Bryce Blair	41,065	(4)	0	*
Roger A. Cregg	654,200	(5)	1,560,092	*
Richard J. Dugas, Jr.	1,197,565	(6)	3,020,000	1.10
James R. Ellinghausen	355,839	(7)	472,500	*
Cheryl W. Grisé	8,200		14,000	*
Debra J. Kelly-Ennis	55,900	(8)	92,000	*
David N. McCammon	195,545	(9)	76,000	*
Patrick J. O’Leary	67,445		40,000	*
Robert T. O’Shaughnessy	157,134	(10)	0	*
James J. Postl	67,368		32,463	*
Bernard W. Reznicek	72,817	(11)	92,000	*
Thomas M. Schoewe	67,263		31,080	*
Harmon D. Smith	220,616	(12)	182,750	*
All directors and executive officers as a group (19 persons), including the above(13)	3,354,015		5,163,983	2.22%

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the PulteGroup shares they beneficially own, except as otherwise noted below.

(2)	Includes 3,000 PulteGroup common shares that Mr. Anderson owns jointly with his wife.

(3)	Includes (i) 7,796 restricted shares that are scheduled to vest on March 31, 2012; (ii) 20,000 restricted shares that are scheduled to vest on February 11, 2013; (iii) 26,000 shares that are scheduled to vest on February 10, 2014; (iv) 31,092 restricted shares that are scheduled to vest on February 9, 2015; and (v) 454 PulteGroup common shares owned in our 401(k) plan.

(4)	Includes 41,065 shares that Mr. Blair owns jointly with his wife.

(5)	These are shares that are known to be owned by Mr. Cregg as of his May 27, 2011 retirement date (excluding shares withheld to settle tax obligations upon the vesting of Mr. Cregg’s restricted shares on June 2, 2011).

(6)

Includes (i) 69,800 PulteGroup common shares that Mr. Dugas owns jointly with his wife; (ii) 534,658 PulteGroup common shares owned in a trust of which Mr. Dugas is the trustee and beneficiary; (iii) 40,612 PulteGroup common shares owned in a trust of which Mr. Dugas is a beneficiary; (iv) 140,000 restricted shares that are scheduled to vest on February 11, 2013;

(v) 140,000 restricted shares that are scheduled to vest on February 10, 2014; (vi) 254,382 restricted shares that are scheduled to vest on February 9, 2015; (vii) 18,104 PulteGroup common shares held in our 401(k) Plan; and (viii) 9 shares that are held in an Individual Retirement Account.

(7)	Includes (i) 126,698 PulteGroup common shares owned in a trust of which Mr. Ellinghausen is the trustee and beneficiary; (ii) 75,000 restricted shares that are scheduled to vest on February 11, 2013; (iii) 75,000 restricted shares that are scheduled to vest on February 10, 2014; and (iv) 79,141 restricted shares that are scheduled to vest on February 9, 2015.

(8)	Includes 54,700 shares that are owned in a trust of which Ms. Kelly-Ennis is a trustee and a beneficiary; and 1,200 shares that are held in an Individual Retirement Account.

(9)	These shares are owned in a trust of which Mr. McCammon is a trustee and a beneficiary.

(10)	Includes (i) 69,513 restricted shares that are scheduled to vest on June 1, 2014; and (ii) 87,621 restricted shares that are scheduled to vest on February 9, 2015.

(11)	Includes 44,745 shares that Mr. Reznicek owns jointly with his wife.

(12)	Includes (i) 26,000 restricted shares that are scheduled to vest on February 11, 2013; (ii) 26,000 restricted shares that are scheduled to vest on February 10, 2014; (iii) 33,918 restricted shares that are scheduled to vest on February 9, 2015; and (iv) 13,010 PulteGroup common shares held in our 401(k) Plan.

(13)	Does not include Mr. Cregg, as he is no longer employed by the Company.

(14)	These are shares that the listed director or executive officer has the right to acquire within 60 days of March 12, 2012 pursuant to PulteGroup’s stock option plans.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that beneficially own more than 5% of all outstanding PulteGroup common shares:

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares	Percentage of Outstanding Common Shares on March 12, 2012
William J. Pulte	41,469,166(1)	10.81%
8111 Bay Colony Drive #2001 Naples, FL 34108
Wellington Management Company, LLP	34,668,225(2)	9.04%
280 Congress Street Boston, MA 02210
FMR LLC	30,472,581(3)	7.94%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.	28,656,007(4)	7.47%
40 East 52nd Street New York, NY 10022

Notes:

(1)	This information is derived from a Schedule 13D/A filed by Mr. Pulte on December 15, 2011. According to the Schedule 13D/A, Mr. Pulte had sole power to vote or direct the vote of 41,469,166 PulteGroup common shares, sole power to dispose of or direct the disposition of 14,519,176 PulteGroup common shares, shared power to vote or direct the vote of no PulteGroup common shares, and shared power to dispose of or direct the disposition of 26,949,990 PulteGroup common shares.

(2)	This information is derived from a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2012. According to the Schedule 13G, Wellington Management Company, LLP had sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, no PulteGroup common shares, shared power to vote or direct the vote of 25,611,700 PulteGroup common shares, and shared power to dispose of or direct the disposition of 34,668,225 PulteGroup common shares.

(3)	This information is derived from a Schedule 13G/A filed by FMR LLC on February 14, 2012. According to the Schedule 13G/A, FMR LLC had sole power to vote or direct the vote of 4,116,685 PulteGroup common shares, sole power to dispose of or direct the disposition of 30,472,581 PulteGroup common shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(4)	This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2012. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, 28,656,007 PulteGroup common shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the Securities and Exchange Commission (the “SEC”) indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals.

Based on these reports and representations, PulteGroup believes that during 2011 our directors and executive officers complied with all Section 16(a) reporting requirements, except that John B. Bertero III, our Area President-East, filed a late Form 4 in connection with his withholding of shares to settle tax obligations upon the vesting of restricted shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation, as amended, require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board of Directors and is currently ten. The Board of Directors is currently divided into two classes of directors who have overlapping terms. However, the classified structure of the Board of Directors is being eliminated, a process that began with the class of directors whose terms expired at the 2011 annual meeting. Beginning in 2013, all directors will be elected on an annual basis for one year terms. Six current directors, Brian P. Anderson, Bryce Blair, Cheryl W. Grisé, Debra J. Kelly Ennis, Patrick J. O’Leary and Bernard W. Reznicek, have terms expiring at the 2012 annual meeting. These six nominees have each agreed to serve the one-year term for which they have been nominated, if elected. Please see below for a description of the occupations and recent business experience of all director nominees and continuing directors. In addition, the specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each of the director nominees and continuing directors should serve as a director of the Company are included in the descriptions below.

The Corporate Governance Guidelines of the Company provide that any nominee for director who, in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting (“Majority Withheld Vote”) will promptly tender his or her resignation from the Board of Directors. The Nominating and Governance Committee, which is comprised exclusively of independent directors, will consider the resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors will act upon the Nominating and Governance Committee’s recommendation no later than the first regularly scheduled meeting of the Board of Directors following certification of the Majority Withheld Vote. The action taken by the Board of Directors will be publicly disclosed in a report filed with the SEC and may include, without limitation, acceptance or rejection of the tendered resignation or adoption of measures designed to address the issues underlying the Majority Withheld Vote. The foregoing description is qualified in its entirety by reference to our Corporate Governance Guidelines, which are available for viewing on our website at www.pultegroupinc.com.

Nominees to Serve a One Year Term Expiring at the 2013 Annual Meeting
Brian P. Anderson

Age:	61

Director since:	2005

Principal Occupation:	Former Chief Financial Officer of OfficeMax Incorporated

Recent Business Experience:	Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a global diversified medical products and services company, a position he assumed in 1998.

Outside Directorships (Last Five Years):	Mr. Anderson currently serves as a member of the board of directors of W.W. Grainger, Inc. (Lead Director), A.M. Castle & Co. (Chairman), and James Hardie Industries.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Anderson should serve as a director in light of our business and structure include his significant experience as a chief financial officer of two large multinational companies and as a director of several large public companies. In addition, he has held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm. Mr. Anderson has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment. Mr. Anderson also brings to the Board of Directors meaningful experience based on his service as Lead Director of W.W. Grainger, Inc. and Chairman of A.M. Castle & Co. Mr. Anderson is an audit committee financial expert for purposes of the SEC’s rules.

Bryce Blair

Age:	53

Director since:	2011

Principal Occupation:	Chairman of the Board and Former Chief Executive Officer, AvalonBay Communities, Inc.

Recent Business Experience:	Mr. Blair has served as Chairman of the board of directors of AvalonBay Communities, Inc., a publicly-traded multifamily real estate investment trust, since January 2002. In addition, Mr. Blair served in a number of senior leadership positions with AvalonBay Communities, Inc., including Chief Executive Officer from February 2001 through December 2011, President from September 2000 through February 2005 and Chief Operating Officer from February 1999 to February 2001. Mr. Blair is also a member of the National Association of Real Estate Investment Trusts, where he served as Chairman and was on the Executive Committee and the Board of Governors, and the Urban Land Institute, where he is past Chairman of the Multifamily Council and is a past Trustee.

Outside Directorships (Last Five Years):	Mr. Blair currently serves as the chairman of the board of directors of AvalonBay Communities, Inc.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Blair should serve as a director in light of our business and structure include his substantial experience in real estate development and investment, including having spent over ten years as chairman and chief executive officer of a public real estate investment trust. In addition, in his former role as chief executive officer of AvalonBay Communities, Inc., Mr. Blair was responsible for day to day operations and he was regularly involved in the preparation and review of complex financial reporting statements.

Cheryl W. Grisé

Age:	59

Director since:	2008

Principal Occupation:	Former Executive Vice President of Northeast Utilities

Recent Business Experience:	Ms. Grisé was Executive Vice President of Northeast Utilities, a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001. Ms. Grisé is a Senior Fellow of the American Leadership Forum.

Outside Directorships (Last Five Years):	Ms. Grisé currently serves as a member of the board of directors of Pall Corporation, MetLife, Inc. (Lead Director) and Kingswood-Oxford School, and previously served as a member of the board of directors of Dana Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Ms. Grisé should serve as a director in light of our business and structure include her significant experience based on her service as a director of several large public corporations and as a former executive officer of a public utility holding company. Ms. Grisé’s substantial experience, including earlier experience as general counsel and secretary, provide her with a unique perspective on the complex legal, compensation, and other issues that affect companies in regulated industries and the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures. Ms. Grisé also brings to the Board of Directors meaningful experience based on her service as Lead Director of MetLife, Inc.

Debra J. Kelly-Ennis

Age:	55

Director since:	1997

Principal Occupation:	President and CEO, Diageo Canada, Inc., Etobicoke, Ontario, Canada

Recent Business Experience:	Ms. Kelly-Ennis has served as President and Chief Executive Officer of Diageo Canada, Inc., an adult spirits company, since September 2008. She served as Chief Marketing Officer of Diageo North America from April 2005 to September 2008. She served as President of Saab Cars USA, a wholly-owned subsidiary of General Motors Europe, from October 2002 to April 2005. Ms. Kelly-Ennis served as General Manager of the Oldsmobile Division of General Motors Corporation from May 2000 until September 2001, and served as Brand Manager of General Motors’ Chevrolet Division from March 1999 until April 2000.

Outside Directorships (Last Five Years):	Ms. Kelly-Ennis currently serves as a member of the board of directors of Dress for Success Worldwide.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Ms. Kelly-Ennis should serve as a director in light of our business and structure include her significant experience as an executive with several large, customer-focused companies in multiple industries. In addition, Ms. Kelly-Ennis’s significant amount of marketing and distribution experience provides an in-depth understanding of PulteGroup’s customers’ needs and adds a valuable perspective for Board decisionmaking.

Patrick J. O’Leary

Age:	54

Director since:	2005

Principal Occupation:	Executive Vice President and Chief Financial Officer of SPX Corporation

Recent Business Experience:	Mr. O’Leary has served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, since December 2004. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004. SPX Corporation announced that Mr. O’Leary will retire effective after the company has completed its report of the second quarter 2012 operating results.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. O’Leary should serve as a director in light of our business and structure include his significant experience as a chief financial officer of a large multinational corporation. In addition, Mr. O’Leary has significant experience in the preparation and review of complex financial reporting statements and is an audit committee financial expert for purposes of the SEC’s rules.

Bernard W. Reznicek

Age:	75

Director since:	2002

Principal Occupation:	President and Chief Executive Officer, Premier Enterprises Inc., Omaha, Nebraska

Recent Business Experience:	Mr. Reznicek has served as President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment, and real estate development company, since April 1993. Mr. Reznicek was an executive with Central States Indemnity Company, a member of the Berkshire Hathaway Insurance Group, from January 1997 until January 2003. Mr. Reznicek served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997 and served as Chairman and Chief Executive Officer of Boston Edison, a utility company, from September 1987 to July 1994. He is also former President and Chief Executive Officer of Omaha Public Power.

Outside Directorships (Last Five Years):	Mr. Reznicek currently serves as a member of the board of directors of CSG Systems International, Inc. and Central States Indemnity.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Reznicek should serve as a director in light of our business and structure include his substantial experience with real estate development and investment activities, as well as his experience as an executive of several large, complex corporations earlier in his career. Mr. Reznicek also served as Dean of a well-known business school. Based on his real estate and general management experience, Mr. Reznicek is familiar with the complexities of operating a large corporation in the homebuilding industry. Mr. Reznicek is an audit committee financial expert for purposes of the SEC’s rules.

The Board of Directors recommends a vote “FOR” the election of these six nominees.

Directors Continuing to Serve a Three Year Term Expiring at the 2013 Annual Meeting

Richard J. Dugas, Jr.

Age:	46

Director since:	2003

Principal Occupation:	Chairman, President and Chief Executive Officer, PulteGroup, Inc.

Recent Business Experience:	Mr. Dugas has served as Chairman of the Board of Directors of PulteGroup, Inc. since August 18, 2009 and as President and Chief Executive Officer of PulteGroup since July 1, 2003. Prior to that, he served as Chief Operating Officer of PulteGroup from May 2002 through June 2003. Mr. Dugas previously served in various management positions with PulteGroup since 1994, including, most recently, Coastal Region President with responsibility for the Georgia, North Carolina, South Carolina and Tennessee operations.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Dugas should serve as a director in light of our business and structure include the insight he brings to the Board of Directors from his 17-year tenure at PulteGroup, including more than eight years as President and Chief Executive Officer. Mr. Dugas’ many years of experience as the Chief Executive Officer of the Company provides an in-depth understanding of PulteGroup’s history and complexity and adds a valuable perspective for Board decisionmaking.

David N. McCammon

Age:	77

Director since:	1997

Principal Occupation:	Senior Partner, Strength Capital Partners, L.L.C., Bloomfield Hills, Michigan

Recent Business Experience:	Mr. McCammon has been Senior Partner of Strength Capital Partners, L.L.C., a private-equity fund, since June 2000. Previously, Mr. McCammon served as Vice President of Finance for Ford Motor Company until his retirement in 1997.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. McCammon should serve as a director in light of our business and structure include his significant experience as an executive of a private equity fund and as a former finance executive of a large public corporation. In addition, Mr. McCammon has substantial experience assisting companies in multiple industries with strategic allocation of capital resources and other financial management issues. Mr. McCammon is an audit committee financial expert for purposes of the SEC’s rules.

James J. Postl

Age:	66

Director since:	2009

Principal Occupation:	Former President and Chief Executive Officer of Pennzoil-Quaker State Company

Recent Business Experience:	Mr. Postl retired as president and chief executive officer of Pennzoil-Quaker State Company following its acquisition by Shell Products U.S. in October 2002. He joined Pennzoil in October 1998, prior to the formation of Pennzoil-Quaker State Company in December 1998, when he was named president and chief operating officer and was elected to the board of directors of the new company. In May 2000, he was named president and chief executive officer. Prior to joining Pennzoil-Quaker State, he served as president of Nabisco Biscuit Company from 1996 and was president and chief executive officer of Nabisco International from 1994 to 1996. Prior to joining Nabisco, he held a variety of management positions with PepsiCo, Inc. over a 19-year period.

Outside Directorships (Last Five Years):	Mr. Postl currently serves as a member of the board of directors of American Funds and Cooper Industries, Ltd., and previously served as a member of the board of directors of AutoZone, Inc. and Northwest Airlines Corporation.

Qualifications:	The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Postl should serve as a director in light of our business and structure include his significant experience serving as an executive officer of several corporations and as a director of several private and public corporations. Mr. Postl has substantial experience in operational matters, having served as president and chief executive officer of several corporations and large business divisions. Mr. Postl also brings to the Board of Directors significant public company management experience, having served as president and chief executive officer of Pennzoil-Quaker State Company, a large public company.

If a nominee is unable to stand for election, the Board of Directors may reduce the number of directors or choose a substitute. If the Board of Directors chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies, or is unable to serve for any reason, the Board of Directors may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence

Under the Company’s Corporate Governance Guidelines, a substantial majority of the members of our Board of Directors must be independent. The Board of Directors has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board of Directors affirmatively determines that the director has no material relationship with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

•	Has not been an employee of the Company for at least three years;

•

Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•

Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $120,000 in direct compensation from the Company for such employment;

•

Is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s internal or external audit within that time;

•

Has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company’s internal or external audit or (iii) was within the past three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors);

•

Is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

Does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

•

Has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organizations’ consolidated gross revenues, in any of the last three years.

The Board of Directors considered all relevant facts and circumstances in assessing director independence and affirmatively determined that Brian P. Anderson, Bryce Blair, Cheryl W. Grisé, Debra J. Kelly-Ennis, David N. McCammon, Patrick J. O’Leary, James J. Postl, Bernard W. Reznicek and Thomas M. Schoewe are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board of Directors further determined that Richard J. Dugas, Jr., who is a current PulteGroup employee, is not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

Board Qualifications

In addition to the individual attributes of each of the directors described above, PulteGroup highly values the collective experience and qualifications of the directors. PulteGroup believes that the collective experiences, viewpoints and perspectives of its directors results in a Board with the commitment and energy to advance the interests of PulteGroup’s shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has four standing committees to facilitate and assist the Board of Directors in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation and Management Development Committee, Nominating and Governance Committee and Finance and Investment Committee. Charters for all of these committees are available on the Company’s website at www.pultegroupinc.com. The table below shows current membership for each of the standing Board committees.

Director Name	Audit Committee	Compensation and Management Development Committee	Nominating and Governance Committee	Finance and Investment Committee
Brian P. Anderson	X		X
Bryce Blair		X		X
Richard J. Dugas, Jr.				X
Cheryl W. Grisé		X	X
Debra J. Kelly-Ennis	X		X*
David N. McCammon	X*			X
Patrick J. O’Leary		X		X*
James J. Postl**		X	X
Bernard W. Reznicek	X	X*
Thomas M. Schoewe	X			X

*	Chair

**	Lead Director

Audit Committee

The Audit Committee met nine times in 2011. The Committee represents and assists the Board of Directors with the oversight of: the integrity of the Company’s financial statements and internal controls, the performance of the Company’s internal audit function, the annual independent audit of the Company’s financial statements and the independent auditor’s engagement, qualifications and independence, the Company’s compliance with legal and regulatory requirements, and the evaluation of enterprise risk issues.

The Audit Committee is also responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and pre-approving all audit services to be provided by the independent auditor. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the applicable NYSE and SEC rules and financially literate as defined by the NYSE rules, and that David N. McCammon, Bernard W. Reznicek, Brian P. Anderson and Thomas M. Schoewe are audit committee financial experts for purposes of the SEC’s rules.

Compensation and Management Development Committee

The Compensation and Management Development Committee met 11 times in 2011. The Compensation and Management Development Committee is responsible for the review, approval, and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s incentive plans and certain other compensation plans and reviews the Company’s leadership development programs and initiatives and discusses performance, leadership development, and succession planning for key officers with the Chairman of the Board, President and Chief Executive Officer, as appropriate. The Board of Directors has determined that each of the members of the Compensation and Management Development Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

The Compensation and Management Development Committee meets regularly in person and via teleconference to discharge its duties and responsibilities. Mr. Bernard W. Reznicek is the Chair of the Compensation and Management Development Committee. Mr. Reznicek works with Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, to establish meeting agendas and determine whether any members of PulteGroup’s management or outside advisors should attend meetings. The Compensation and Management Development Committee also meets regularly in executive session. At various times during the year at the request of the Compensation and Management Development Committee, Mr. Robert T. O’Shaughnessy, our Executive Vice President and Chief Financial Officer, may attend Compensation and Management Development Committee meetings, or portions of Compensation and Management Development Committee meetings, to provide the Compensation and Management Development Committee with information regarding the Company’s operational performance, financial performance, or other topics requested by the Compensation and Management Development Committee to assist it in making its compensation decisions.

The Chairman of the Board, President and Chief Executive Officer, Mr. Richard J. Dugas, annually reviews the performance of each member of senior management (other than Mr. Dugas, whose performance is reviewed by the Compensation and Management Development Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses, and equity grants, are presented to the Compensation and Management Development Committee. Decisions regarding salary adjustments, annual bonuses, and equity grants for Mr. Dugas are made by the Compensation and Management Development Committee. All decisions for 2011 made with respect to the executives listed in the Summary Compensation Table were made after deliberation with Mr. Dugas. In addition, Messrs. Dugas and Ellinghausen assisted the Committee in determining Mr. Cregg’s retirement benefits.

The Compensation and Management Development Committee is also responsible for overseeing the development of, and risks associated with, the Company’s succession plan for the Chairman of the Board, President and Chief Executive Officer and other key members of senior management as well as the Company’s leadership development programs. In 2011, the Company engaged a consultant, Heidrick and Struggles, to support the Compensation and Management Development Committee’s succession planning and leadership development efforts. Heidrick and Struggles met with the Compensation and Management Development Committee to review succession plans for the Company’s key leadership roles and to assist in the review and consideration of candidates for executive officer succession.

The Compensation and Management Development Committee receives and reviews materials in advance of each meeting provided by the Compensation and Management Development Committee’s consultant and management. These materials include information that management believes will be helpful to the Compensation and Management Development Committee, as well as materials the Compensation and Management Development Committee specifically requests.

The Compensation and Management Development Committee has the authority to hire and fire its own outside compensation consultant and any other advisors it deems necessary. Since 2003, the

Compensation and Management Development Committee has engaged Pearl Meyer & Partners to act as its independent consultant. The consultant regularly provides the Compensation and Management Development Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation and Management Development Committee also regularly asks the consultant to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of the compensation consultant are directed by the Compensation and Management Development Committee, although the consultant may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation and Management Development Committee. During 2011, the Compensation and Management Development Committee asked Pearl Meyer to review market data and advise the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program; review and advise the Compensation and Management Development Committee regarding the Company’s pay for performance, equity grant and dilution levels, each as relative to the Company’s peers; review and advise the Compensation and Management Development Committee regarding regulatory, disclosure and other technical matters; and review and advise the Compensation and Management Development Committee regarding the Company’s compensation risk assessment procedures. The Compensation and Management Development Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions.

The Compensation and Management Development Committee has determined that Pearl Meyer & Partners is independent because it does no work for us other than that requested by the Compensation and Management Development Committee. The Chairman of the Compensation and Management Development Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met six times in 2011. The Nominating and Governance Committee is responsible for matters related to the governance of the Company and for developing and recommending to the Board of Directors the criteria for Board membership, the selection of new Board members, and the assignment of directors to the committees of the Board of Directors. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications, and integrity of the Board of Directors and the committees of the Board. The Nominating and Governance Committee also reviews and makes recommendations with respect to the compensation of members of the Board of Directors and asked Pearl Meyer to provide opinions on Board of Director compensation. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance and Investment Committee

The Finance and Investment Committee met five times in 2011. The Finance and Investment Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance and Investment Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, and the Company’s cash needs and funding plans.

Board Meeting Information

The Board of Directors held a total of seven meetings in 2011. During 2011, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served that were held during the period that such director served as a member of the Board of Directors and as a member of such committees.

PulteGroup encourages its directors to attend each Annual Meeting of our shareholders, and all of our directors serving on the date of last year’s annual meeting attended that meeting.

Throughout the year, PulteGroup held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2012, PulteGroup will hold at least one executive session of its non-management directors without the participation of management. James J. Postl, our Lead Director, presides at these executive sessions.

2011 DIRECTOR COMPENSATION

The table below shows compensation for the Company’s directors for the fiscal year ended December 31, 2011. Richard J. Dugas, Jr. our Chairman of the Board, President and Chief Executive Officer, receives no additional compensation for his services as a director of the Company. The compensation received by Mr. Dugas as an employee of the Company is shown in the 2011 Summary Compensation Table set forth in this proxy statement.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total (4)
Brian P. Anderson	$95,000	$140,000	$0	$235,000
Bryce Blair (5)	$47,500	$140,000	$0	$187,500
Timothy R. Eller (6)	$59,375	$140,000	$792,174	$991,549
Cheryl W. Grisé	$95,000	$140,000	$0	$235,000
Debra J. Kelly-Ennis	$120,000	$140,000	$0	$260,000
David N. McCammon	$120,000	$140,000	$0	$260,000
Clint W. Murchison, III (7)	$37,208	$0	$0	$37,208
Patrick J. O’Leary	$120,000	$140,000	$0	$260,000
James J. Postl	$120,000	$140,000	$0	$260,000
Bernard W. Reznicek	$120,000	$140,000	$0	$260,000
Thomas M. Schoewe	$95,000	$140,000	$0	$235,000

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee chairmanship, and lead director fees.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in note 10 to the Company’s audited financial statements included in our Annual Report on Form 10-K (“Annual Report”) for the fiscal year ended December 31, 2011. On June 1, 2011, the directors received their annual equity grant of 17,074 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. On July 6, 2011, Mr. Blair received his annual equity grant of 18,349 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. The amounts reported in this column for Ms. Grisé represent the value of stock units deferred under the PulteGroup, Inc. Deferred Compensation Plan for Non-Employee Directors. The stock units consist of fully vested deferred stock units that are settled in common shares and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

(3)	Amounts included in this column for Mr. Eller represent (i) consulting fees relating to the post-merger integration that were earned during 2011 ($480,000) and (ii) a cash bonus ($300,000) paid based on Mr. Eller’s continued availability to provide consulting services through the second anniversary of the effective date of the Company’s acquisition of Centex Corporation (“Centex”). These amounts were payable pursuant to the terms of Mr. Eller’s consulting agreement with the Company that was negotiated at the time of the Centex acquisition. The consulting agreement expired on August 18, 2011. Please see “Consulting Agreement Between Timothy R. Eller and PulteGroup” for further information regarding the consulting arrangement. Also included for Mr. Eller is the value of a retirement gift and a tax gross-up of $4,614 related to such gift.

(4)	As of December 31, 2011, each individual serving as an outside director during 2011 had outstanding the following number of deferred stock units and stock options:

Director	Deferred Stock Units	Options (A)
Brian P. Anderson	—	40,000
Bryce Blair	—	—
Timothy R. Eller	—	1,453,329	(B)
Cheryl W. Grisé	30,345	14,000
Debra J. Kelly-Ennis	—	92,000
David N. McCammon	—	76,000
Clint W. Murchison, III	—	33,849
Patrick J. O’Leary	—	40,000
James J. Postl	—	32,463
Bernard W. Reznicek	—	92,000
Thomas M. Schoewe	—	31,080

(A)	The outstanding options held by Messrs. Murchison, Postl and Schoewe, as well as a portion of the outstanding options held by Mr. Eller, had been options to purchase shares of common stock of Centex that became options to purchase common shares of the Company pursuant to the merger agreement with respect to the Company’s acquisition of Centex. The remaining outstanding options held by Mr. Eller were granted to Mr. Eller pursuant to the terms of his consulting agreement with the Company.

(B)	All are exercisable.

(5)	On July 6, 2011, Mr. Blair was appointed as a member of the Company’s Board of Directors.

(6)	Mr. Eller resigned as a member of the Board of Directors, effective August 18, 2011 in accordance with the terms of Mr. Eller’s consulting agreement with the Company.

(7)	Mr. Murchison resigned as a member of the Board of Directors, effective May 12, 2011.

Director Compensation

The Nominating and Governance Committee, with input from an independent compensation consultant, annually reviews the compensation of the Company’s non-employee directors. Based on a 2011 review of director compensation levels, the Nominating and Governance Committee did not make any changes to the non-employee director compensation levels. During 2011, non-employee directors received the following compensation for service as members of the Board of Directors and as members of Board committees:

•	Annual Board membership fee of $95,000 in cash;

•	Committee chair retainer fee of $25,000 in cash;

•	Lead Director retainer fee of $25,000 in cash; and

•	Annual Equity Retainer Fee of $140,000 in common shares (the number determined by dividing 140,000 by the average of the high and low share price on the date of grant).

Director Deferred Compensation

In 2011, non-employee directors were entitled to defer all or a portion of their cash and equity compensation. Deferred cash payments were credited with interest at a rate equal to the five year U.S. treasury rate, plus 2%. Under the “Deferred Compensation Plan for Non-Employee Directors,” the payment of director fees may be deferred for up to eight years, and directors may elect to receive their deferred fees in a lump sum or in equal annual installments over a period not to exceed eight years. In the event of the director’s departure either before or after the commencement of a deferral period, such director’s deferred fees will be paid in a lump sum payment. Under the terms of the plan, all deferred equity shall be distributed to the director upon his or her departure from the Board.

Directors who also are our employees do not receive any of the compensation described above.

Consulting Agreement Between Timothy R. Eller and PulteGroup

On April 7, 2009, Timothy R. Eller, former chairman and chief executive officer of Centex, entered into a consulting agreement with PulteGroup, which became effective upon the completion of the Company’s acquisition of Centex. Because Mr. Eller was viewed as instrumental to the smooth integration of Centex into PulteGroup and the attainment of synergies resulting from the Centex acquisition, the Company entered into a consulting agreement with Mr. Eller that was negotiated at the time of the Centex acquisition. Under the consulting agreement, Mr. Eller served as vice chairman of the Board of Directors and a consultant to the Company and received (i) Board fees equal to the fees paid to other non-chairman directors of the Company, (ii) an annual consulting fee of $750,000, and (iii) a Company-provided office and an administrative assistant in Dallas, Texas. The consulting agreement also provided for a cash bonus of $300,000 payable on the first and second anniversaries of the Centex acquisition, subject to Mr. Eller’s continued availability to provide consulting services through the applicable anniversary date. Under the agreement, Mr. Eller was required to assist with the integration of the merger, including with respect to the integration of field roles, operating systems and processes (e.g., scheduling, purchasing, construction, sales, service and customer relations), personnel, use of brands, Centex’s public company functions (e.g., legal, tax, treasury and accounting), human resources, and compensation and employee benefits. Mr. Eller remains subject to a standard non-competition and non-solicitation covenant provided by senior executive officers of the Company. The consulting agreement expired on August 18, 2011.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in the Company equal to three times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding stock awards or units, shares obtained through stock option exercise, shares owned jointly with or separately by the director’s spouse and shares purchased on the open market. Outstanding stock options do not count toward achieving the equity investment guidelines. As of March 12, 2012, all members of the Board of Directors have met or, within the applicable period, are expected to meet, these share ownership guidelines.

CORPORATE GOVERNANCE

Governance Guidelines; Code of Ethical Business Conduct; Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which PulteGroup operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board of Directors evaluation, periodic director evaluation, director share ownership, director nominations, director age limitations, role of the Lead Director, and executive sessions of the independent directors. PulteGroup’s Governance Guidelines are available for viewing on our website at www.pultegroupinc.com. The Board of Directors also has adopted a Code of Ethical Business Conduct, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other senior officers. The Company intends to include on its website any waivers of its Code of Ethical Business Conduct that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Board Leadership

Our Corporate Governance Guidelines contemplate that the independent directors will designate one of the independent directors to serve as Lead Director for a three year term. As noted above, Mr. Postl currently serves as Lead Director. The Lead Director works with the Chairman and Chief Executive Officer to ensure that the Board of Directors discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board of Directors and management. In addition, the Lead Director’s duties include convening and chairing regular executive session meetings of the non-management directors and, as appropriate, providing prompt feedback to the Chairman and Chief Executive Officer; coordinating and developing the agenda for executive sessions of the independent directors; convening meetings of the independent directors if necessary; coordinating feedback to the Chairman and Chief Executive Officer on behalf of the independent directors regarding business issues and management; providing final approval, after consultation with the Chairman and Chief Executive Officer, as to the agendas for meetings of the Board of Directors and informational needs associated with those agendas and presentations; performing such other duties as may be necessary for the Board of Directors to fulfill its responsibilities or as may be requested by the Board of Directors as a whole, by the non-management directors, or by the Chairman of the Board; in the absence of the Chairman of the Board, acting as chair of meetings of the Board of Directors; serving as the designated spokesperson for the Board of Directors when it is appropriate for the Board of Directors to comment publicly on any matter; and being available for consultation and direct communication if requested by the Company’s major shareholders. The Board of Directors believes that having a combined Chairman and Chief Executive Officer and an independent Lead Director having significant and well-defined responsibilities as described above enhances the Chairman and Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions of the Board of Directors, and accordingly facilitates the overall functioning of the Board of Directors.

Board Role in Risk Oversight

The Board of Directors’ involvement in risk oversight includes both formal and informal processes and involves the Board of Directors and committees of the Board of Directors.

On a periodic basis, when determined by the Board of Directors or by PulteGroup management to be advisable, the Board of Directors or selected committees of the Board of Directors will undertake a formal enterprise risk assessment at which risks facing PulteGroup and associated responses are evaluated in detail. Additionally, the Board of Directors periodically engages in a detailed review of downside business risks to PulteGroup. The Board of Directors expects to conduct enterprise risk assessments and downside risk analyses on a periodic basis as determined to be appropriate.

In addition to the formal processes described in the preceding paragraph, the Board of Directors and committees of the Board of Directors are also involved in risk oversight on a more informal basis at regular Board of Directors and committee meetings. The Audit Committee receives materials on at least a quarterly basis to address the identification and status of risks to the Company, including financial risks and litigation claims and risks. At meetings of the full Board of Directors, these risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. In addition, two times per year, the Audit Committee receives a report from PulteGroup’s Ethics Committee regarding current hotline activities and associated responses. The other committees of the Board of Directors also consider and address risk as they perform their respective responsibilities, and such committees report to the full Board of Directors from time to time as appropriate, including whenever a matter rises to the level of a material or enterprise level risk. The Board of Directors also receives regular financial and business updates from senior management, which updates involve detailed reports on financial and business risks facing PulteGroup when applicable.

Available information about PulteGroup

The following information is available on PulteGroup’s website at www.pultegroupinc.com and in print for any shareholder upon written request to our Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Exchange Act

•	Audit Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Governance Committee Charter

•	Finance and Investment Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Code of Ethical Business Conduct

•	Corporate Governance Guidelines

•	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and PulteGroup’s Corporate Governance Guidelines. While the Committee has not established specific types of experience or skills for potential candidates, the Committee will review the person’s judgment, experience, qualifications, independence, understanding of PulteGroup’s business or other related industries, and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and PulteGroup. The Board of Directors also believes that diversity is an important goal, and looks for potential candidates who will help ensure that the Board of Directors has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors, which considerations may include the achievement of diversity on the basis of gender, race, national origin, functional background, and executive or professional experience. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

You may recommend a person to be nominated for director by writing to our Secretary by certified mail, return receipt requested, or by recognized overnight courier to Steven M. Cook, Senior Vice President, General Counsel and Secretary, PulteGroup, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting must deliver written notice to PulteGroup at the above address not later than 60 days prior to the date of next year’s annual meeting (unless public disclosure of the date of such meeting is made less than 70 days before such meeting, in which case notice must be received within 10 days following such public disclosure).

As further described in the Company’s By-laws, your recommendation must set forth:

•	the name and address of the proposed nominee;

•

the class or series and number of PulteGroup common shares which you own of record or beneficially and a representation that you intend to appear in person or by proxy at the meeting to nominate the proposed nominee;

•	a description of all arrangements or understandings between you and any other person (naming such person) pursuant to which the recommendation is being made by you;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and

•	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Since early 2006, the U.S. housing market has been unfavorably impacted by severe weakness in new home sales attributable to, among other factors, weak consumer confidence, tightened mortgage standards, significant foreclosure activity, a more challenging appraisal environment, increased unemployment levels, and significant uncertainty in the global economy. These conditions have contributed to sharply weakened demand for new homes and heightened pricing pressures on new and existing home sales.

Over the past three years, the Company has modified its executive compensation programs in response to these challenging conditions. In 2009, the Company believed that it was necessary to focus on cash flow generation in light of the significant volatility in the housing market and U.S. economy and, therefore, incorporated a cash flow from operations component into its 2009 executive incentive programs. The U.S. housing market and broader economy remain in a period of uncertainty; however, the Company is beginning to see signs of stabilization in certain of its local markets, though at near historically low levels. In light of this more stable environment, the Board and management focused on profitability and return measures in 2010 and 2011 and, accordingly, the Compensation and Management Development Committee (the “Committee”) incorporated economic profit improvement and total shareholder return, relative to a peer group of companies, into the Company’s long-term incentive program.

We expect that market conditions will remain challenging in the near term. Our strategy to enhance shareholder value is centered on the following operational objectives:

•

Revenue enhancement by establishing clear business models for each of our brands based on systematic, consumer-driven input, optimizing our pricing through the expanded use of options and lot premiums, and lessening our reliance on “speculative” home sales (homes for which construction began prior to a customer order and which generally result in lower margins than pre-sold homes);

•	Reducing our house costs through common house plan management, value-engineering our house plans, working with suppliers to reduce costs, and following lean production principles;

•	Maintaining an efficient overhead structure; and

•	Improving our inventory turns.

Pay for Performance

Pay for performance is a significant element of the Company’s executive compensation program. The material elements of our executive compensation program consist of base salary, annual incentive, long-term incentive and equity grants, with a majority of the total target compensation of each named executive officer provided in the form of variable or performance-based compensation. The Company does not offer a service-based defined benefit pension plan or other similar benefits to its employees. In addition, the Committee believes that employment at all levels of the Company should be based on sustained good performance rather than contractual terms. As a result, none of the named executive officers has an employment agreement or change in control severance agreement with the Company.

Key Executive Compensation Decisions and Actions

The Committee, with advice from its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to ensure that the executive compensation program supports the Committee’s executive compensation philosophy. In connection with this ongoing review, the Committee continues to revise the executive compensation program to implement and maintain best practices with respect to executive compensation. These best practices include the following, each of which reinforces our executive compensation philosophy and objectives:

•

Emphasis on Future Pay Opportunity Versus Current Pay. The Committee seeks to provide an appropriate mix of compensation elements, striking a balance between short-term versus long-term compensation and cash versus equity-based compensation. The Committee believes that equity-based compensation aligns the interests of the named executive officers with those of our shareholders and encourages the named executive officers to continue to deliver results over the long-term. The Committee believes that the compensation awarded to the named executive officers should be at-risk by being based on the Company’s operating and stock price performance. Accordingly, beginning in 2012, the Committee replaced the performance-based long-term cash incentive awards granted under the Company’s long-term incentive program with performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements. In addition, the Committee eliminated the stock option grant that would have been made in February 2012 as part of the Company’s annual equity award.

•

Adoption of Severance Agreement Policy. Effective March 17, 2011, the Board of Directors adopted a policy under which the Company will not enter into a severance agreement with a senior executive of the Company without shareholder approval if such agreement provides for specified benefits exceeding 2.99 times the sum of the senior executive’s base salary and target annual bonus.

•

Share Ownership Guidelines. To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of PulteGroup common shares throughout their tenures with the Company, the Committee approved share ownership guidelines for our executives, effective March 10, 2011. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own PulteGroup common shares equal in value to six times his base salary and each of the other named executive officers to own PulteGroup common shares equal to one to three times his or her respective base salary, depending on the position.

•

Perquisite Policy. The Committee approved the elimination of all tax gross-ups relating to executive perquisite expenses incurred after January 1, 2010, except for gross-ups relating to relocation expenses.

•

Clawback Policy. In 2009, the Committee determined that it was in the best interests of its shareholders to implement a clawback policy with respect to the annual incentive program, long-term incentive program, and equity grants. See “Clawback Policy” for further information regarding the clawback policy.

In its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program serves the best interests of the Company’s shareholders. In that respect, as part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered the input it has received from various shareholders, including the affirmative shareholder “say on pay” vote at the Company’s prior annual meeting of shareholders. In connection with this review, while the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate, the Committee approved modifications to the Company’s executive compensation program to include performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and the elimination of stock options and the cash component from the Company’s long-term incentive program for 2012.

Named Executive Officers

For 2011, our named executive officers are Richard J. Dugas, Jr., Chairman of the Board, President and Chief Executive Officer, Robert T. O’Shaughnessy, Executive Vice President and Chief Financial Officer, James R. Ellinghausen, Executive Vice President, Human Resources, John B. Bertero III, Area President-East, Harmon D. Smith, Area President-Gulf Coast, and Roger A. Cregg, the Company’s former Executive Vice President and Chief Financial Officer. Mr. Cregg retired from the Company, effective May 27, 2011. Please see the “Separation Agreement with Roger A. Cregg” section of this Compensation Discussion and Analysis for a description of benefits paid to Mr. Cregg in connection with his departure from the Company.

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy

Our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for PulteGroup through fluctuating business cycles, provide them with incentive to achieve our strategic, operational, and financial goals, increase shareholder value, and reward long-term financial success. The Committee also intends to motivate the named executive officers to achieve other non-financial objectives, including customer satisfaction, people development, and building and maintaining a strong culture within the organization.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in other industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of PulteGroup shares;

•

balancing cash compensation with equity compensation to ensure that each executive has a significant personal financial stake in PulteGroup’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation); and

•

balancing short-term compensation with long-term compensation to ensure that our senior executives are properly focused on the achievement of both operational and financial goals and longer-term strategic objectives.

While our executive compensation philosophy and decisions with respect to compensation do not differ materially as applied to each of our named executive officers, the Committee believes that, given the contributions of Mr. Dugas to our overall strategy, as well as the requirements and responsibilities of his position as Chairman of the Board and leader of the Company, the total compensation levels for Mr. Dugas should be higher than the total compensation levels of the other named executive officers.

The Compensation and Management Development Committee

The Committee establishes the Company’s executive compensation philosophies and oversees the development and implementation of the Company’s executive compensation program. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at

www.pultegroupinc.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following with respect to the Company’s senior executives:

•	to establish compensation-related performance objectives under the annual incentive program and long-term incentive program that support our strategic plan;

•	to establish individual performance goals and objectives for the Chief Executive Officer and other named executive officers;

•	to evaluate the job performance of the Chief Executive Officer and the other named executive officers in light of those goals and objectives;

•

to annually review and approve compensation levels for the Company’s Chief Executive Officer and other named executive officers. The Committee seeks input from the independent members of PulteGroup’s Board of Directors in establishing compensation levels for the Company’s named executive officers (including the Chief Executive Officer);

•	to administer PulteGroup’s equity compensation and shareholder-approved incentive compensation plans;

•	to develop and review succession plans for the Chief Executive Officer position, including assessing and creating development plans for internal talent;

•	to review succession planning, leadership development programs and bench strength for all other senior executive positions; and

•	to annually review the potential risks associated with the Company’s compensation program.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed under “Committees of the Board of Directors—Compensation and Management Development Committee” above.

The Committee is currently comprised of Mr. Bernard W. Reznicek, Mr. Bryce Blair, Ms. Cheryl W. Grisé, Mr. Patrick O’Leary and Mr. James J. Postl. Mr. Reznicek, who has served on the Board of Directors for approximately ten years, is the Committee Chairman. Each member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines.

Independent Compensation Consultant

Pearl Meyer & Partners (“Pearl Meyer”) provides independent executive consulting services to the Committee. Pearl Meyer is retained by and reports to the Committee and participates in all committee meetings. Pearl Meyer also:

•	Participates in the design of the Company’s executive compensation program to help the Committee evaluate the linkage between pay and performance;

•	Provides and reviews market data and advises the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program;

•	Reviews and advises the Committee regarding the elements of the Company’s executive compensation program, equity grant and dilution levels, each as relative to the Company’s peers;

•	Reviews and advises the Committee regarding individual executive pay decisions;

•	Reviews and advises the Committee regarding regulatory, disclosure and other technical matters;

•	Reviews and advises the Committee regarding the Company’s compensation risk assessment procedures; and

•	Reviews and advises the Nominating and Governance Committee regarding Director compensation.

Pearl Meyer does not provide any other services to the Company.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, works with Mr. Reznicek to establish meeting agendas and to determine whether any members of PulteGroup’s management or outside advisors should attend meetings. Our Chairman of the Board, President and Chief Executive Officer, Mr. Richard J. Dugas, annually reviews the performance of each member of senior management (other than Mr. Dugas’ performance). Recommendations based on these reviews, including salary adjustments, annual bonuses, and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses, and equity grants for Mr. Dugas are made by the Committee. All decisions for 2011 made with respect to the named executive officers other than Mr. Dugas were made after deliberation with Mr. Dugas. In addition, Messrs. Dugas and Ellinghausen assisted the Committee in determining Mr. Cregg’s retirement benefits. Please see the “Separation Agreement with Roger A. Cregg” section of this Compensation Discussion and Analysis for a description of benefits to be paid to Mr. Cregg in connection with his departure from the Company.

At various times during the year at the request of the Committee, the Executive Vice President and Chief Financial Officer attended Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding the Company’s operational performance, financial performance, or other topics requested by the Committee to assist the Committee in making its compensation decisions.

Key Factors in Setting 2011 Compensation

In establishing and evaluating the Company’s 2011 executive compensation program, the Committee, in consultation with Mr. Dugas, as applicable, considered the following key factors:

•	overall Company performance and specific financial results relative to incentive performance goals established by the Committee in February 2011;

•	competitive pay practices (evaluated based on market comparisons and recommendations of Pearl Meyer);

•	individual performance of each of our named executive officers;

•	historical equity grants and the current value of each of our named executive officer’s equity holdings;

•	tally sheets presenting the potential compensation for each of our named executive officers based on equity grant values and performance levels under our incentive compensation programs; and

•	our ability to retain and motivate key talent.

Market Comparisons

The Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, as well as the overall business environment. While the Committee factors peer compensation levels and practices into setting compensation levels, this peer information is one of the many factors that the Committee considers in determining compensation levels. For each element of compensation, the Committee, based on the advice of its consultant, uses a guideline range of 50th to 75th percentile of the market data (i.e., peer group and survey data) to establish target compensation levels. Additionally, at various times during the year, the Committee reviews market data to assess the reasonableness and competitiveness of the Company’s executive compensation program.

The peer group data is based on a peer group of publicly-traded homebuilding companies (collectively, the “Compensation Peer Group”). Even though the size of the Compensation Peer Group has decreased in the past several years due to the continued consolidation of the home-building industry, the Committee believes that the companies included in the 2011 Compensation Peer Group represent companies with which we compete for executive talent. The companies currently comprising the Compensation Peer Group are:

D.R. Horton, Inc.	NVR, Inc.
KB Home	The Ryland Group, Inc.
Lennar Corporation	Toll Brothers, Inc.

The Committee considers factors such as the size of the Company relative to the Compensation Peer Group, management ownership and financial performance in evaluating market data.

In addition to reviewing compensation practices among the Compensation Peer Group, the Committee believes it is important to review compensation practices within general industry. The Company participates in or purchases a number of compensation surveys. The Committee reviews a blend of general industry survey data in establishing target compensation levels and to evaluate whether the Company’s compensation policies are in line with market data. The 2011 survey data provided to the Committee by Pearl Meyer was compiled from the following general industry compensation surveys: Mercer Human Resource Consulting’s US Mercer Benchmark Database (MBD) Executive (which has approximately 2,500 participating companies); TowersWatson General Industry Executive Database (which has approximately 800 participating companies); and TowersWatson Top Management Compensation (which has approximately 1,600 participating companies). For the Area Presidents, Pearl Meyer also utilized survey data from the ACS Homebuilders survey (which has 11 participating companies). To assist the Committee in its review of the general industry survey data, Pearl Meyer extracts compensation information from the surveys with respect to companies with annual revenues ranging from $3 billion to $6 billion for Named Executive Officers holding corporate-wide positions and $1 billion to $2 billion for the Area Presidents. The Committee believes that the compensation practices at companies of this size are most relevant to the Committee’s decision-making process.

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by Pearl Meyer, which present comprehensive data on the total potential compensation for each of the named executive officers based on various equity grant values and performance levels under our incentive compensation programs. The tally sheets provide the Committee with a framework of potential minimum and maximum compensation levels that each named executive officer may earn under the Company’s executive compensation program. While the tally sheets provide a framework for the Committee, they are not determinative of the elements or amounts of compensation paid.

Executive Compensation Program Elements

The Committee has designed the elements of the compensation program for the named executive officers to advance the operational objectives and the long-term strategies of the Company. The following chart sets forth various compensation elements under the Company’s 2011 compensation program, each of which is described in detail in this Compensation Discussion and Analysis, and the purpose of each element.

Program Element	Purpose
Annual Base Salary	• Provides base pay levels that are competitive with market practices in order to attract, motivate and retain top executive talent.
Annual Incentive Program

•      Provides annual incentive opportunities that are competitive with market practices in order to attract, motivate and retain top executive talent.

•      Rewards executives for annual performance results relative to pre-established goals that are deemed critical to the success of the Company.

•      Aligns interests of executives with those of our shareholders.

Long-Term Incentive Program

•      Motivates and rewards executives for long-term performance results relative to pre-established goals that are deemed critical to the success of the Company.

•      Focuses executives on long-term operational performance of the Company.

•      Retains top executive talent over a 3-year period.

•      Aligns interests of executives with those of our shareholders.

Equity • Restricted Shares with 3-year cliff vesting • Performance-Based Equity Awards • Stock Options with 4-year installment vesting

•      Provides equity grants that are competitive with market practices in order to attract, motivate and retain top executive talent.

•      Focuses executives on long-term performance of the Company.

•      Directly aligns the interests of executives with those of our shareholders.

•      Motivates and rewards executives for long-term performance results relative to pre-established goals that are deemed critical to the success of the Company.

Non-Qualified Benefits • Income and Long-Term Deferral Plan

•      Provides a vehicle for deferred compensation in addition to our 401(k) plan that allows participants to defer a portion of their incentive income that earns interest until the amount is distributed at future date(s) specified by the participant (e.g., the applicable 2011 interest rate was 4.003%).

Perquisites • Financial & Tax Planning Reimbursements • Health Examination Reimbursements

•      Provides a limited number of perquisites that are competitive with market practices.

•      In the case of Health Examination Reimbursements, attempts to minimize disruptions to shareholders by encouraging executives to be proactive about their health.

Base Salary

The Committee determines the appropriateness of executives’ base salaries by considering the responsibilities of their positions, their individual performance and tenure, internal equity, comparison to the base salary levels of executives in the Compensation Peer Group and the general industry compensation surveys and the recommendations of Pearl Meyer. Base salary increases are considered annually and are based upon both individual and Company performance in the prior year.

In light of the continuation of the global economic downturn, the Committee elected not to increase the base salary levels from the levels set in 2010 for the named executive officers other than Mr. Ellinghausen and Mr. Bertero. For 2011, Mr. Ellinghausen received a base salary increase of $50,000 as a result of an increase in his responsibilities, a competitive pay comparison and individual performance. For 2011, Mr. Bertero received a base salary increase of $100,000 to bring his total compensation levels in line with similarly situated executives at the Company. In determining Mr. O’Shaughnessy’s initial base salary level, the Committee considered the compensation paid to the Company’s former Chief Financial Officer, market data as well as the compensation received by Mr. O’Shaughnessy at his prior employer.

Annual Incentive Compensation

Under the shareholder-approved PulteGroup, Inc. 2008 Senior Management Incentive Plan (the “2008 Incentive Plan”), the Committee provides both annual and long-term incentives. The Committee adopted the 2011 Annual Incentive Program (the “Annual Program”) under the 2008 Incentive Plan. Awards for named executive officers who hold corporate-wide positions are based entirely on corporate performance, while awards for the Area Presidents are based on their respective Area’s performance. The Committee believes that this design element appropriately ties incentive compensation to the performance of the named executive officer’s primary area of responsibility.

Corporate Performance

The payment of awards under the 2011 Annual Program applicable to the named executive officers other than Messrs. Smith and Bertero, who are Area Presidents, was subject to the attainment of specific performance goals relating to consolidated pre-tax income and revenue.

The table below indicates the performance metrics and potential payouts with respect to the Company’s achievement in pre-tax income and revenue. The Committee believes that these performance metrics were meaningful measures of the Company’s 2011 performance because these metrics increase the focus of participants on returning the Company to profitability. The Committee established the payout formula to encourage strong, focused performance. The threshold payout level was designed to be reasonably achievable, given the economic and market conditions at the time the targets were set. The target payout level was designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve.

		2011 Goals
Performance Measures	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Result	Achieved Payout(3)	Weighted Payout
Pre-Tax Income (000s) (1)	60%	$10,000	$40,000	$120,000	$11,421	52.0%	31.2%
Revenue (000s) (2)	40%	$3,800,000	$4,250,000	$5,000,000	$3,950,743	67.0%	26.8%
					Total % of Target:		58.0%

(1)	Pre-tax income represents Income (Loss) Before Income Taxes as reported in the Company’s Annual Report, as adjusted to exclude the impact of certain items, including; incentive compensation expense relating to the Annual and Long Term Incentive Compensation plans; goodwill impairments; land-related adjustments; gains on land sales; gains and losses on debt retirement; adjustments to mortgage repurchase reserves; adjustments to certain restructuring and other reserves; and certain other unusual items.

(2)	Revenue is equal to consolidated Home Sale Revenues as reported in the Company’s Annual Report.

(3)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

Pursuant to the terms of the Annual Program, each performance goal is measured and paid out independently of the other performance goal. As shown in the table above, the Company’s performance exceeded the Company’s threshold performance established with respect to both performance goals, resulting in each participating named executive officer receiving a payout above the threshold award level. Pursuant to the terms of the 2008 Incentive Plan, the Committee has the discretion to pay the awards in cash, equity or both. The Committee determined to pay the entire award in cash.

The table below indicates the award opportunities established by the Committee and the cash payout with respect to each performance goal under the Annual Program applicable to the named executive officers who held corporate-wide positions. The Committee determined the target payout level for each of the named executive officers based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our Compensation Peer Group and the general industry compensation surveys and the recommendations of Pearl Meyer. In setting the 2011 target award opportunities, the Committee did not change the target award percentage opportunities compared to the 2010 targets for the named executive officers. Pursuant to the terms of Mr. O’Shaughnessy’s offer of employment, his bonus was guaranteed to be at least $360,000, with the potential to earn up to 200% of his annual target amount based on the Company’s performance.

Executive	Base Salary 2011	Target as % of Salary	Threshold(1)	Target	Maximum	Total Payout(4)
Richard J. Dugas, Jr.	$1,200,000	200%	$480,000	$2,400,000	$4,800,000	$1,392,000
Robert T. O’Shaughnessy (2)	$700,000	100%	$140,000	$700,000	$1,400,000	$406,000
James R. Ellinghausen	$525,000	100%	$105,000	$525,000	$1,050,000	$304,500
Roger A. Cregg (3)	$675,000	120%	$162,000	$810,000	$1,620,000	$189,207

(1)	The threshold amount represents the minimum award that could be paid to the named executive officer upon the Company’s satisfaction of the revenue performance goal due to its lower weighting. As noted previously, each performance goal is measured and paid out independently of the other performance goal.

(2)	Pursuant to the terms of Mr. O’Shaughnessy’s employment offer, Mr. O’Shaughnessy’s 2011 bonus was guaranteed to be at least $360,000, with the potential to earn up to 200% of his annual target amount based on the Company’s performance.

(3)	In connection with Mr. Cregg’s retirement from the Company, his award under the Annual Program was prorated for the period in 2011 during which he performed services for the Company.

(4)	Pursuant to the terms of the 2008 Incentive Plan, the Committee has the discretion to pay the awards in cash, restricted shares or both. The Committee determined to pay the entire award in cash.

Business Unit Performance

The Committee reviewed the design of the field leaders incentive plan to ensure that the plan measures encouraged strong, focused performance by our Area Presidents. The Area President’s 2011 Annual Program awards were determined based on each Area President’s respective business unit’s pre-tax income and return on invested capital (ROIC) performance. Each business unit’s pre-tax income and ROIC performance was assessed against a grid which outlined the various percentages of target payout that could be earned on the basis of reaching certain performance levels for each metric. A threshold level of payout under the grid would begin to calculate only if the Pre-Tax Income level for the business unit exceeded $6,000,000 and Return on Invested Capital (ROIC) exceeded 5%. The Area President’s bonus payout was calculated using the weighted average payout resulting from each business unit’s performance as measured against the grid. Weighting was based on each business unit’s average invested capital as a percentage of the total invested capital for the Area.

The table below indicates the award opportunities established by the Committee and the cash payouts with respect to Area performance. The Committee determined the target payout level for each of the named executive officers based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our Compensation Peer Group and the general industry compensation surveys and the recommendations of Pearl Meyer. In setting the 2011 target award opportunities, the Committee reduced Mr. Bertero’s and Mr. Smith’s Annual Program target award opportunities by $50,000 and $100,000, respectively. This reduction in target award opportunities was made to establish a consistent total target compensation level among all Area Presidents.

Executive	Base Salary 2011	Target as % of Salary	Threshold (20%)	Target	Maximum (300%)	Performance Result(1)	Total Payout
Harmon D. Smith	$565,000	88%	$100,000	$500,000	$1,500,000	66%	$330,000
John B. Bertero III	$550,000	91%	$100,000	$500,000	$1,500,000	75%	$375,000

(1)	For Mr. Smith, the payout represents weighted average performance results for six Business Units. For Mr. Bertero, the payout represents weighted average performance results for eight Business Units.

Long-Term Incentive Compensation

In order to provide management with incentives to achieve our long-term goals, in connection with the adoption of the 2008 Incentive Plan, the Committee adopted the Long-Term Incentive Program (the “LTI Program”). During 2011, each named executive officer was granted an aggregate award opportunity under the LTI Program for the 2011-2013 performance period. For the fiscal year ended December 31, 2011, the 2011-2013, 2010-2012 and 2009-2011 performance periods were outstanding under the LTI Program. Messrs. O’Shaughnessy, Smith and Bertero did not participate in the LTI Program for the 2010-2012 and 2009-2011 performance periods. The Committee designed the LTI Program to have overlapping performance periods to address the cyclical nature of the homebuilding industry. These overlapping performance periods provide the Committee with the flexibility to address circumstances within our industry as well as the general economic and market conditions at the time the targets are set.

At the time the Committee implemented the 2009-2011 performance period under the LTI Program, the significant economic and market uncertainty existing at that time made it extremely difficult to establish meaningful long-term performance goals. Because this market uncertainty, coupled with the inability to use different performance measures, did not adequately serve as a motivational or retention device under the 2000 Long Term Incentive Plan, the Committee designed the 2009-2011 performance period under the LTI Program to allow participants to earn up to one-third of the award opportunity in each year of the three-year performance period based on an array of potential measures. The Committee was able to use this new design to focus on cash flow generation for 2009, a performance measure that the Committee felt was more appropriately measured and evaluated over a one-year period.

As the Company began to see signs of stabilization in certain of its local markets in late 2009, the Committee, working with Pearl Meyer and management, reevaluated the LTI Program to reinforce a focus on key long-term corporate performance metrics, as well as incorporate a performance measure that evaluates performance relative to the Company’s peers. As a result, the Committee eliminated annual performance measures. In addition, the Committee eliminated individual performance metrics to emphasize the achievement of Company goals that are deemed most important. These design changes continued with respect to the 2011-2013 LTI Program. As described below under 2012 Compensation Decisions, for performance periods commencing after January 1, 2012, the Committee has replaced the long-term cash incentive awards previously granted under the LTI Program with performance awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements.

2011-2013 LTI Program

For the 2011-2013 LTI Program, the Committee selected Economic Profit improvement as an effective long-term measure to align the executives’ interests with shareholders’ interests in the current market conditions and also provided the ability to create meaningful performance targets because the three-year goals would continually be based on improvement relative to prior performance rather than on an absolute basis. Consistent with the design of the 2010-2012 LTI Program, the Committee included an additional performance metric requiring the Committee to either increase or decrease the award payouts by an amount of up to 20% based on the Company’s Total Shareholder Return (“TSR”) percentile rank relative to that of the Company’s peers. The companies used to evaluate TSR are the companies included in the Compensation Peer Group. Please see “—Market Comparisons” for the list of companies included in the Compensation Peer Group.

The table below shows the award opportunities established by the Committee relating to the 2011-2013 performance period. The Committee did not increase the three-year aggregate target award percentage opportunities under the 2011-2013 LTI Program compared to the three-year aggregate target award percentage opportunities set for participating named executive officers for the 2010-2012 LTI Program. Actual payout of the award will be determined after the end of the three-year performance period based on the average of Economic Profit improvement for each year during the performance period relative to 2010. Given the economic and market conditions at the time the targets were set, the threshold payout level was designed to be reasonably achievable, while the target payout level was designed to be achievable with strong management performance and the maximum level was designed to be difficult to achieve.

Award Opportunity Under 2011-2013 Performance Period

Executive	Base Salary as of 1/1/2011(1)	Target as % of Salary	Threshold	Target	Maximum
Richard J. Dugas, Jr.	$1,200,000	167%	$1,000,000	$2,000,000	$4,000,000
Robert T. O’Shaughnessy	$700,000	100%	$350,000	$700,000	$1,400,000
James R. Ellinghausen	$525,000	100%	$262,500	$525,000	$1,050,000
Harmon D. Smith	$565,000	44%	$125,000	$250,000	$500,000
John B. Bertero III	$550,000	45%	$125,000	$250,000	$500,000
Roger A. Cregg (2)	$675,000	120%	$405,000	$810,000	$1,620,000

(1)	Base salary is measured as of the first day of the performance period.

(2)	Upon his retirement from the Company, Mr. Cregg forfeited his award opportunity with respect to the 2011-2013 performance period.

2010-2012 LTI Program

The 2010-2012 LTI Program remains outstanding and will be settled following the completion of the three-year performance period, depending upon the Company’s Economic Profit improvement and total shareholder return relative to the Company’s peers. Messrs. O’Shaughnessy, Smith and Bertero are not participants in the 2010-2012 LTI Program.

2009-2011 LTI Program

For each of the participating named executive officers, a portion of the award opportunity for the 2011 performance year under the 2009-2011 performance period was based on Economic Profit. The remainder of the award opportunity was based on the attainment of individual performance goals, which varied by named executive officer. For each of our participating named executive officers, the award opportunity based on Economic Profit comprised 70%, and the award opportunity based on individual performance comprised 30%, of the named executive officer’s aggregate award opportunities under the 2009-2011 LTI Program. Messrs. O’Shaughnessy, Smith and Bertero did not participate in the 2009-2011 LTI Program.

Company Award Under the 2009-2011 LTI Program. The table below indicates the performance metrics with respect to the Company’s achievement of Economic Profit for the final year in the 2009-2011 performance period. The Committee believed that Economic Profit was an effective measure to align the executives’ interests with shareholders’ interests given the current economic and market conditions. The Committee determined that Economic Profit should be the sole performance measure under the LTI Program for 2011. In addition, the Committee established the payout formula to encourage strong, focused performance. The threshold payout level was designed to be reasonably achievable, given the economic and market conditions at the time the targets were set. The target payout level was designed to be reasonably achievable with strong management performance, while payout at the maximum level was designed to be difficult to achieve.

	2011 Goals (in 000s)
Performance Measures	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Result	Company Award Earned(2)
Economic Profit Improvement (1)	$0	$43,000	$86,000	$14,978	67%

(1)	Economic Profit Improvement represents the year over year change in earnings before interest and taxes, as adjusted to include an estimate of the Company’s cost of capital. In order to compare similar performance year over year, Economic Profit is adjusted to exclude the impact of certain items, including; goodwill impairments; land-related adjustments; gains on land sales; gains and losses on debt retirement; adjustments to mortgage repurchase reserves; adjustments to certain restructuring and other reserves; and certain other unusual items.

(2)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

The Company’s performance exceeded the Company’s threshold performance goal with respect to improvement in Economic Profit and, as a result of the Company’s performance, each of the participating named executive officers was eligible to receive a payout of 67% of his target award with respect to this performance measure. Each named executive officer also satisfied his individual performance goals for the 2011 performance year. Pursuant to the terms of the 2008 Incentive Plan, the Committee has the discretion to pay the awards in cash, equity or both. The Committee determined to pay the award based on Company performance in cash.

The tables below indicate the award opportunities established by the Committee relating to the individual and Company awards and the amounts earned for the 2011 performance year under the 2009-2011 LTI Program. The Committee determined the target payout levels for each of the participating named executive officers based on such named executive officer’s position within the Company, such named executive officer’s historical pay levels, the incentive pay for executives at companies in our Compensation Peer Group, and the general industry compensation surveys and the recommendations of Pearl Meyer.

2011 Company Award Under 2009-2011 Performance Period

Executive	Base Salary(1)	Target as % of Salary	Threshold	Target	Maximum	Company Award Earned in 2011(3)
Richard J. Dugas, Jr.	$1,000,000	40.8%	$204,167	$408,333	$816,667	$273,583
James R. Ellinghausen	$475,000	23.3%	$55,417	$110,833	$221,667	$74,258
Roger A. Cregg (2)	$675,000	28.0%	$94,500	$189,000	$378,000	$50,999

(1)	Base salary is measured as of the first day of the performance period.

(2)	Pursuant to the terms of the LTI Program, upon his retirement, Mr. Cregg became entitled to the amounts already earned in the completed years of the 2009-2011 performance period ($547,500), plus an amount for the year 2011 in such performance period based on the actual performance of the Company and prorated through his date of separation. Mr. Cregg forfeited all other award opportunities under the LTI Program upon his retirement.

(3)	With respect to the completed 2009-2011 performance period under the LTI Program, Messrs. Dugas, Ellinghausen, and Cregg earned cumulative awards for the corporate performance measures in the amounts of $1,106,583, $300,358, and $436,559, respectively. The portion of the award earned in 2009 and 2010 is included in the Summary Compensation Table in the years in which it was earned and was based on the achievement of performance measures relating to cash flows from operations.

Individual Award Under the 2009-2011 LTI Program. The award opportunity based on the attainment of individual performance goals varied by named executive officer, and included the following: achieving the 2011 business plan for earnings and revenue; increasing total shareholder return; role in strategic planning process; support sales and marketing performance; succession management and leadership development; and employee engagement and retention.

With respect to awards under the LTI Program based on individual performance, each of the eligible named executive officers earned an award at target level based upon the achievement of his performance goals. Please see the footnotes to the following “2011 Individual Award Under 2009-2011 Performance Period” table for a discussion of some of the performance criteria considered by the Committee in determining the award for the individual component of the LTI Program.

2011 Individual Award Under 2009-2011 Performance Period

Executive	Base Salary(1)	Target as % of Salary	Target	Individual Award Earned in 2011(5)
Richard J. Dugas, Jr. (2)	$1,000,000	17.5%	$175,000	$175,000
James R. Ellinghausen (3)	$475,000	10.0%	$47,500	$47,500
Roger A. Cregg (4)	$675,000	12.0%	$81,000	$32,622

(1)	Base salary is measured as of the first day of the performance period.

(2)	For Mr. Dugas, (i) Mr. Dugas’ performance with respect to participating in investor meetings and events and educating the investment community with respect to the Company’s vision and strategy, (ii) development of the Company’s strategic planning process and leadership with respect to succession objectives, and (iii) leadership with respect to improving the culture and communication within the Company.

(3)	For Mr. Ellinghausen, (i) supporting a successful strategy process, (ii) achieving leadership succession objectives, (iii) supporting sales and marketing performance and capability development, and (iv) increasing employee engagement.

(4)	Pursuant to the terms of the LTI Program, Mr. Cregg received a payout under the LTI Program for 2011 based on actual performance and prorated through his date of separation. In evaluating Mr. Cregg, the Committee considered his achievement and contributions to the following individual goals that were established for Mr. Cregg at the beginning of 2011: (i) providing enhanced financial reporting, and (ii) developing and enhancing the corporate capital structure.

(5)	With respect to the completed 2009-2011 performance period under the LTI Program, Messrs. Dugas, Ellinghausen, and Cregg earned cumulative awards for the individual performance measures in the amounts of $525,000, $142,500, and $194,622, respectively. The portion of the award earned in 2009 and 2010 is included in the Summary Compensation Table in the years in which it was earned and was based on the achievement of annual individual performance measures established for each of the executives.

Equity Grants

We make annual grants of equity to named executive officers as a means of creating a strong linkage between an executive’s long-term incentive compensation and shareholder value. We seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation. We believe that equity awards:

•	support a pay-for-performance culture, as compensation is only recognized by executives to the extent that value is created for shareholders;

•	balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

•	properly focus executives on long-term value creation for shareholders; and

•	encourage executive retention, particularly through fluctuating business cycles.

The Company’s philosophy is to award equity grants to our named executive officers in amounts reflecting market data, participant’s position, ability to influence our overall performance and individual performance based on a review of our named executive officers’ performance during the prior year against pre-determined objectives such as operational efficiency, cash management, and retention and development of key management talent. In addition, the Committee considers historical grant practices, the current value of each executive’s unvested equity holdings, market compensation levels, and executive ownership levels in determining grants for individual executives. To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, PulteGroup’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to their PulteGroup security holdings. Additionally, under PulteGroup’s insider trading policy, directors and executive officers are prohibited from holding PulteGroup securities in a margin account or pledging PulteGroup securities as collateral for a loan, as such arrangements could result under some circumstances in a margin sale or foreclosure sale occurring at a time when the director or executive officer is aware of material nonpublic information or otherwise is not permitted to trade in PulteGroup securities.

The Committee believes that the annual equity grants to the named executive officers should be determined after a review of the Company’s financial statements for a full year. As a result, all annual equity awards are expected to be granted on the date of the regular Board meeting to be held in February of the following year. The Company does not have a program, plan or practice to time option grants in coordination with the release of material non-public information.

In determining the annual equity grants for 2011 performance, the Committee considered the following: (i) the Company’s historical year-over-year compensation practices, including historical grant levels; (ii) total compensation earned by the named executive officers; (iii) current equity ownership of each of the named executive officers; (iv) a peer group analysis conducted by Pearl Meyer of the compensation of executive officers holding comparable positions at the companies within the Compensation Peer Group; and (v) PulteGroup’s objective to provide greater incentive based on long-term Company performance. As noted earlier, in connection with the Committee’s review of the Company’s executive compensation program for 2012, the Committee approved the replacement of stock options and long-term cash incentive awards with equity-settled performance awards and time-based restricted share awards.

As set forth in the table below, in February 2012, the Committee granted the following awards in recognition of each named executive officer’s performance in 2011.

	Time-Based Restricted Shares(1)
Executive	#	Value(2)
Richard J. Dugas, Jr.	254,382	$2,250,009
Robert T. O’Shaughnessy	87,621	$775,008
James R. Ellinghausen	79,141	$700,002
Harmon D. Smith	33,918	$300,005
John B. Bertero III	31,092	$275,009

(1)	These equity awards were granted in 2012 and, accordingly, are excluded from the 2011 Summary Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Performance Equity Awards

On December 5, 2011, the Committee granted to Messrs. O’Shaughnessy, Ellinghausen and Smith performance-based compensation awards, in the form of performance-based equity awards representing the right to receive the Company’s common shares. The Committee determined the recipients of the performance-based equity awards based on its assessment of market competition with respect to the recipient and the role of the recipient in the success of the Company and the Company’s ability to replace such recipient. The performance-based equity award granted to each of Messrs. O’Shaughnessy, Ellinghausen and Smith represents the right to receive 100,000 shares.

Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Performance-Based Equity Awards” for further information regarding the awards, including a description of the performance-based vesting conditions applicable to such awards.

Employment Arrangements

The Committee believes that employment at all levels of the Company should be based on sustained good performance rather than contractual terms. The Company generally executes an offer of employment prior to the time an executive joins the Company which describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels.

During 2011, the Company and Mr. O’Shaughnessy executed an employment letter memorializing the terms of his offer of employment. The terms of Mr. O’Shaughnessy’s offer of employment were negotiated as part of the Company’s efforts to recruit Mr. O’Shaughnessy to the Company in May 2011. In determining the compensation levels, the Committee considered the compensation paid to the Company’s former Chief Financial Officer, market data as well as the compensation received by Mr. O’Shaughnessy at his prior employer. Mr. O’Shaughnessy’s offer letter provides for, among other benefits, (i) an annual base salary of $700,000, (ii) participation in the Annual Program, with a 2011 Annual Program target of $700,000 and a guaranteed payout under the 2011 Annual Program of $360,000, (iii) participation in the LTI Program, with a 2011-2013 LTI Program target of $700,000, and (iv) eligibility to receive future equity grants, with the estimated value of Mr. O’Shaughnessy’s February 2012 equity award grant expected to be approximately $850,000 (subject to the price of the Company’s common shares at the time of grant). In lieu of equity compensation that Mr. O’Shaughnessy forfeited at his prior employer, he received a cash payment of $180,000 and a restricted share award with a grant value of approximately $570,000. In the event that Mr. O’Shaughnessy’s employment with the Company is involuntarily terminated without cause prior to the vesting date of the restricted shares, he will receive, in lieu of the restricted shares and subject to the execution of a release agreement on terms satisfactory to the Company, a cash payment equal to the number of restricted shares multiplied by the closing share price on the date of termination. Mr. O’Shaughnessy also received a sign-on cash payment of $50,000 and a stock option grant for 100,000 shares of common stock. Mr. O’Shaughnessy will also participate in employee benefit plans generally available to all employees on the same terms as similarly-situated employees, and as a senior executive he is eligible for the Company’s tax and financial planning assistance program, as well as the executive health examination program.

Severance Agreement Policy

Effective March 17, 2011, the Board of Directors adopted a policy under which the Company will not enter into a severance agreement with a senior executive of the Company without shareholder approval if such agreement provides for specified benefits exceeding 2.99 times the sum of (a) the senior executive’s annual base salary as in effect immediately prior to termination of employment and (b) the senior executive’s target annual bonus in the fiscal year in which the termination of employment occurs. Benefits excluded from this policy are (i) the value of any accelerated vesting of any outstanding equity-based award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (ii) a pro-rata portion of the value of any accelerated vesting of any outstanding long-term cash-based incentive award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (iii) compensation and benefits for services rendered through the date of termination of employment, (iv) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives and (v) payments that are required by the Company’s bylaws regarding indemnification and/or a settlement of any claim made against the Company. The policy is available for viewing on our website at www.pultegroupinc.com.

Separation Agreement with Roger A. Cregg

In connection with Mr. Cregg’s May 2011 retirement from the Company, Mr. Cregg and the Company entered into a separation agreement on May 25, 2011. Pursuant to the terms of the separation agreement, in exchange for Mr. Cregg signing a general release of claims in favor of the Company, Mr. Cregg received (i) separation pay in the amount of $1,350,000 and (ii) his 2011 annual bonus, determined based on the actual performance of the Company for 2011 and prorated through his date of retirement. Under the terms of Mr. Cregg’s agreement, Mr. Cregg received, in accordance with the terms of the LTI Program under the 2008 Incentive Plan, the amounts he earned in the completed years of the 2009-2011 LTI Program performance cycle ($547,500), plus an amount for the year 2011 based on the actual performance of the Company and prorated through his date of retirement. The

Company and Mr. Cregg also amended Mr. Cregg’s outstanding stock option agreements to provide that any stock options that had not yet vested would continue to vest during the term of the option and will be exercisable by Mr. Cregg with respect to all of the shares of common stock subject to the option as though Mr. Cregg continued employment with the Company on a full-time basis. Any outstanding restricted share awards held by Mr. Cregg will vest according to the original terms and conditions of the grants pursuant to the governing plans and agreements. In addition to the foregoing, the Company paid Mr. Cregg the amount of $22,770 as an allowance for COBRA premiums relating to medical, dental and vision benefits sponsored by the Company. The Committee, working with Messrs. Dugas and Ellinghausen as well as Pearl Meyer, evaluated the level of separation pay by reviewing peer group data. The separation agreement also contains various covenants, including covenants relating to non-competition, non-solicitation and cooperation.

Benefits

Named executive officers participate in employee benefit plans generally available to all employees on the same terms as similarly-situated employees. Beginning in April 2009, the Company suspended the Company match on 401(k) contributions. This match was reinstated beginning in 2012. In addition, each of the named executive officers were eligible to participate in the Health Examination Reimbursement Plan and the Financial Counseling Reimbursement Plan. The named executive officers, as well as other PulteGroup executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual and/or long-term incentive cash awards. This plan is discussed further under the section “2011 Non-Qualified Deferred Compensation Table.” We do not have a defined benefit pension plan or any supplemental executive retirement arrangements.

Compensation Mix

As noted in the Executive Summary of this Compensation Discussion and Analysis, the Committee places significant emphasis on variable, performance-based compensation. The Committee also retains flexibility in determining the allocation between annual and long-term incentive compensation.

(1)	For each of our named executive officers who held corporate-wide positions, the annual incentive award opportunity under the Annual Program as determined by the Committee was based on consolidated pre-tax income and revenue, while the annual incentive award for Area Presidents was based on the weighted average results of the pre-tax income and ROIC performance of each Area President’s business unit.

(2)	For the fiscal year ended December 31, 2011, the 2011-2013, 2010-2012 and the final year of the 2009-2011 performance periods were outstanding under the LTI Program. During 2011, each named executive officer was granted an aggregate award opportunity under the LTI Program for the 2011-2013 performance period. Under the 2011-2013 LTI Program, participants are eligible to earn an award based on cumulative Economic Profit improvement over 2010 Economic Profit that is modified by the Company’s performance relative to the Compensation Peer Group. Under the 2009-2011 LTI Program, each participating named executive officer may earn up to one-third of the award opportunity for each year in the three-year performance period if the performance objectives with respect to such year are satisfied. For each participating named executive officers, a portion of the award opportunity under the 2009-2011 performance period was based on Economic Profit Improvement and a portion was based on the attainment of individual performance goals, which varied by named executive officer.

Clawback Policy

At its December 2009 meeting, the Committee approved a clawback policy with respect to the Annual Program, LTI Program, and equity grants. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award, or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct.

Share Ownership Guidelines

To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of PulteGroup common shares throughout their tenures with the Company, the Committee approved share ownership guidelines for our executives, effective March 10, 2011. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own PulteGroup common shares equal in value to six times his base salary and each of the other named executive officers to own PulteGroup common shares equal to three times (in the case of Messrs. O’Shaughnessy and Ellinghausen), and one time (in the case of the Area Presidents), his or her respective base salary. Included in the definition of share ownership are restricted shares and restricted stock units, any PulteGroup common shares owned outright (including the value of restricted shares that have vested at the higher of the current market price or the share price on the date of vesting), common shares in any PulteGroup benefit plan, and the intrinsic value of vested in-the-money stock options. Unvested and/or underwater stock options do not count towards meeting share ownership guidelines. As of March 12, 2012, all of the named executive officers have met or, within the applicable period, are expected to meet the share ownership guidelines.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to any “covered employee” under Section 162(m), and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee structures compensation to take advantage of the performance-based compensation exemption under Section 162(m) to the extent practicable. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable PulteGroup to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

2012 Compensation Decisions

At its February 2012 meeting, the Committee took the following actions with respect to 2012 compensation matters:

•	Base Salary. The Committee approved 2012 salary amounts, which did not increase from the base salary levels set in 2011 for the named executive officers.

•

Annual Program. The Committee approved the corporate-wide performance metrics, equally weighted among consolidated pre-tax income, gross margin, selling, general and administrative (SG&A) expenses as a percent of revenue, and inventory turns. For Area Presidents, the Committee approved performance metrics with respect to each Area President’s business unit, equally weighted among pre-tax income, gross margin; SG&A expenses as a percent of revenue; and inventory turns. The target award opportunities for the named executive officers did not change, except that Mr. Dugas’ target award for the annual program was reduced to 175% of his base salary.

•

Long-Term Incentive Awards. The Committee approved the grant of performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and time-based restricted share awards in lieu of stock options and long-term cash incentive awards granted under the LTI Program. The Committee approved improvement in return on invested capital as the performance metric for the performance-based equity award, and a potential upward or downward adjustment to the payout based on total shareholder return.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Bernard W. Reznicek, Chair

Bryce Blair

Cheryl W. Grisé

Patrick J. O’Leary

James J. Postl

2011 EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, each individual serving as Chief Financial Officer during 2011 and our other three most highly compensated executive officers who served in such capacities as of December 31, 2011 (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard J. Dugas, Jr. Chairman, President & CEO	2011	$1,200,000	$—		$1,087,100	$729,878	$1,840,583	$8,186	$4,865,747
	2010	$1,200,000	$—		$1,602,300	$2,120,731	$1,694,667	$17,936	$6,635,634
	2009	$1,000,000	$—		$1,308,600	$1,694,825	$1,799,933	$52,151	$5,855,510

Robert T. O’Shaughnessy(4) EVP & CFO	2011	$414,615	$590,000	(5)	$570,007	$458,720	$46,000	$228	$2,079,570

James R. Ellinghausen EVP – HR	2011	$517,309	$—		$582,375	$165,881	$426,258	$1,735	$1,693,558
	2010	$475,000	$100,000		$858,375	$481,984	$421,167	$3,216	$2,339,742
	2009	$475,000	$—		$545,250	$1,016,895	$488,553	$23,750	$2,549,448

John B. Bertero III (4) Area President-East	2011	$550,000	$—		$201,890	$—	$375,000	$429	$1,127,319

Harmon D. Smith (4) Area President – Gulf Coast	2011	$565,000	$—		$201,890	$—	$330,000	$441	$1,097,331

Roger A. Cregg (6) Former EVP & CFO	2011	$272,600	$—		$698,850	$298,586	$272,828	$1,409,659	$2,952,523
	2010	$675,010	$—		$1,030,050	$867,572	$718,200	$527	$3,291,359
	2009	$675,010	$—		$1,145,025	$1,016,895	$833,112	$23,942	$3,693,984

(1)	The amounts reported in this column are awards granted pursuant to the Company’s Stock Incentive Plans and are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in note 10 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2011. Other than the performance-based equity awards granted in December 2011 and Mr. O’Shaughnessy’s new hire equity grants, these awards were granted during 2011 based on 2010 performance. In accordance with FASB ASC Topic 718, the grant date fair value for the performance-based equity awards granted to Messrs. O’Shaughnessy, Ellinghausen and Smith are reported as zero until the satisfaction of the required performance criteria is considered probable. Assuming the highest level of performance conditions will be achieved, the grant date fair value of the performance-based equity awards would be $639,000.

(2)	For 2011, the amounts reflect the actual payout received under the Annual Program by Messrs. Dugas, O’Shaughnessy, Ellinghausen, Smith, Bertero and Cregg in the amounts of $1,392,000, $46,000, $304,500, $330,000, $375,000, and $189,207, respectively, and the amounts earned in 2011 under the 2009-2011 LTI Program performance cycles by Messrs. Dugas, Ellinghausen, and Cregg in the amounts of $448,583, $121,758, and $83,621, respectively. As discussed previously, Messrs. O’Shaughnessy, Smith and Bertero did not participate in the 2009-2011 LTI Program.

(3)	The following table contains information regarding the compensation and benefits included in “All Other Compensation.”

Name	Perquisites & Other Personal Benefits (A)	Post-Separation Compensation (B)	TOTAL All Other Compensation
Richard J. Dugas, Jr.	$8,186	—	$8,186
Robert T. O’Shaughnessy	$228	—	$228
James R. Ellinghausen	$1,735	—	$1,735
John B. Bertero III	$429	—	$429
Harmon D. Smith	$441	—	$441
Roger A. Cregg (B)	$2,269	1,407,390	$1,409,659

(A)	Amounts in this column include the incremental cost or valuation of financial planning services for Messrs. Dugas and Ellinghausen, and life insurance premiums for each of the named executive officers.

(B)	These amounts represent post-separation payments ($1,350,000), COBRA or health insurance premium reimbursements, including estimates for future premiums ($22,770) and unused vacation ($34,620) paid to Mr. Cregg in connection with his retirement from the Company in 2011. Please see the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for further information regarding the amount of compensation received or to be received by Mr. Cregg in connection with his retirement from the Company.

(4)	Messrs. O’Shaughnessy, Smith and Bertero were not named executive officers in 2010 or 2009.

(5)	This amount represents a sign-on bonus ($50,000), a cash payment to compensate Mr. O’Shaughnessy for compensation forfeited at his prior employer ($180,000) and a guaranteed bonus ($360,000), each payable pursuant to the terms of Mr. O’Shaughnessy’s offer of employment.

(6)	Effective May 27, 2011, Mr. Cregg retired from the Company.

Alternative Summary Compensation Table for Mr. Richard J. Dugas, Jr.

As part of its pay for performance philosophy, the Committee believes that all incentive compensation paid to the named executive officers should be determined in February after a review of the Company’s financial statements for a full year in order to ensure that actual pay is consistent with the Committee’s view of the Company’s and individual’s performance for such year. However, SEC rules require the 2011 Summary Compensation Table to include equity awards granted during 2011, but not 2012. We have therefore included the Alternative Summary Compensation Table below for Mr. Dugas to present Mr. Dugas’ total compensation for 2011, as determined by the Committee in light of 2011 performance. As such, the equity awards shown in the table below are presented in a manner that is consistent with how the Committee views compensation, with the equity grants being reported in the year in which they were deemed earned rather than the year in which the awards were granted. The increase in Mr. Dugas’ 2011 total compensation as reflected in this table is primarily due to his successful efforts in leading the Company’s significant operational improvement during 2011 by implementing strategies to capture greater operating efficiencies and improving margins, reducing selling, general and administrative costs and improving inventory turns.

	Year		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)(3)
Richard J. Dugas Jr.	2011		$1,200,000	$2,250,009	$—	$1,840,583	$5,290,592
Chairman, President & CEO	2010		$1,200,000	$1,087,100	$729,897	$1,694,667	$4,711,664
	2009	(4)	$1,000,000	$1,602,300	$3,815,556	$1,799,933	$8,217,789

While the Committee has rewarded the named executive officers for the accomplishment of important objectives for the Company and our stakeholders, the compensation paid to our named executive officers has fluctuated with changes in the Company’s stock price. With respect to the compensation of our Chairman of the Board, President and Chief Executive Officer, there has been a strong correlation between Mr. Dugas’ compensation and the market price of the Company’s common shares, except for an increase in Mr. Dugas’ compensation in 2009 as a result of the grant of additional equity awards to him in connection with the completion of the Centex acquisition and his promotion to the position of Chairman of the Board. These 2009 grants were made to Mr. Dugas to reward him for significant contributions to the consummation of the merger, to motivate him in attaining synergies resulting from the merger and to align his interests with shareholders after the merger.

CEO Total Compensation v. Company Share Price (FY 2007 – FY 2011)

Footnotes to the Alternative Summary Compensation Table and CEO Total Compensation v. Company Share Price Chart

(1)	Equity awards have been valued pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

(2)	Represents amounts earned during the applicable year under the Company’s annual incentive program and long-term incentive program. For 2011 and consistent with the award payouts to other participants, Mr. Dugas’ earned a payout of 58.0% of the annual incentive plan target and earned a payout of 76.9% of the long-term incentive program targets for the 2011 performance year under the 2009-2011 performance period.

(3)	Total direct compensation reflects base salary, annual incentive program payouts, amounts paid under the 2000 Long-Term Incentive Plan, amounts earned under the 2008 Long-Term Incentive Program and equity grants awarded for that year’s performance (e.g., February 2012 equity awards are viewed as part of 2011 compensation but will be reported as 2012 compensation in the 2012 Summary Compensation Table).

(4)	Mr. Dugas’ 2009 equity awards include $1,694,000 of additional equity awards received in connection with the completion of the Centex acquisition and his promotion to the position of Chairman of the Board.

(5)	Share price reflects the closing price of PulteGroup’s common shares traded on the NYSE on the last trading date of each reported fiscal year.

2011 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our LTI Program and grants under the 2004 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2011, as well as estimated possible payouts under the Annual Program.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold	Target	Maximum	Threshold(#)	Target(#)	Maximum(#)
Richard J. Dugas, Jr.		$480,000(1)	$2,400,000(1)	$4,800,000(1)
		$1,000,000(2)	$2,000,000(2)	$4,000,000(2)
	2/10/2011							140,000			$1,087,100
	2/10/2011								165,000	$7.765	$729,878
Robert T. O’Shaughnessy		$140,000(1)	$700,000(1)	$1,400,000(1)
		$350,000(2)	$700,000(2)	$1,400,000(2)
	6/1/2011							69,513			$570,007
	6/1/2011								100,000	$8.200	$458,720
	12/5/2011				25,000	50,000	100,000				—
James R. Ellinghausen		$105,000(1)	$525,000(1)	$1,050,000(1)
		$262,500(2)	$525,000(2)	$1,050,000(2)
	2/10/2011							75,000			$582,375
	2/10/2011								37,500	$7.765	$165,881
	12/5/2011				25,000	50,000	100,000				—
John B. Bertero III		$100,000(1)	$500,000(1)	$1,500,000(1)
		$125,000(2)	$250,000(2)	$500,000(2)
	2/10/2011							26,000			$201,890
Harmon D. Smith		$100,000(1)	$500,000(1)	$1,500,000(1)
		$125,000(2)	$250,000(2)	$500,000(2)
	2/10/2011							26,000			$201,890
	12/5/2011				25,000	50,000	100,000				—
Roger A. Cregg		$162,000(1)	$810,000(1)	$1,620,000(1)
		$405,000(2)	$810,000(2)	$1,620,000(2)
	2/10/2011							90,000			$698,850
	2/10/2011								67,500	$7.765	$298,586

(1)	Consists of award opportunities under the Annual Program. For each of our named executive officers other than the Area Presidents, the performance goals under the Annual Program were consolidated pre-tax income (as adjusted) and revenue weighted 60% and 40%, respectively, in determining the named executive officer’s incentive award under the Annual Program. Mr. Smith and Mr. Bertero’s annual incentive awards are determined based on the pre-tax income and ROIC performance of each of the divisions within the Gulf Coast Area and East Area, respectively. In connection with Mr. Cregg’s retirement from the Company, his award under the Annual Program was prorated for the period in 2011 during which he performed services for the Company.

(2)	Represents the award opportunities under the LTI Program relating to the Company’s performance for the 2011-2013 performance period. Payment of the award depends on improvement in Economic Profit over a three-year period. Effective May 27, 2011, Mr. Cregg retired from the Company. Accordingly, Mr. Cregg is no longer eligible to earn the awards reported in this table. Please see “Compensation Discussion and Analysis” for further information regarding the award.

(3)	Consists of performance-based equity awards under the 2004 Stock Incentive Plan. Please see the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for further information regarding these awards.

(4)	Consists of restricted share awards under the 2004 Stock Incentive Plan, which are scheduled to vest on the third anniversary of the grant date. During the restriction period, the named executive officers are entitled to receive dividends and vote the restricted shares. These restricted share grants are subject to only time-based vesting and, accordingly, do not include a performance-based vesting requirement.

(5)	Consists of awards under the 2004 Stock Incentive Plan. Stock options vest as follows over four years: 50% will become exercisable on the second anniversary of the grant date; an additional 25% will become exercisable on the third anniversary of the grant date and the final 25% will become exercisable on the fourth anniversary of the grant date.

(6)	The stock option grant price is based upon the average of the high and low stock prices on the date of grant.

(7)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2011. In accordance with FASB ASC Topic 718, the grant date fair value for the performance-based equity awards granted to Messrs. O’Shaughnessy, Ellinghausen and Smith are reported as zero until the satisfaction of the required performance criteria is considered probable.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

As noted in the Compensation Discussion and Analysis, the Company generally executes an offer of employment prior to the time an executive joins the Company which describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels. The terms of the executive’s employment are thereafter generally based on sustained good performance rather than contractual terms. None of the named executive officers has an employment agreement with the Company. However, consistent with the Company’s policy, the Company and Mr. O’Shaughnessy executed an employment letter in 2011 memorializing the terms of his offer of employment. Please see the “Compensation Discussion and Analysis” for the terms of Mr. O’Shaughnessy’s offer of employment.

Equity Awards

All stock options granted by the Company have a ten year term and vest over a four year period. Time-based restricted share grants generally cliff vest three years from the anniversary of the grant date. On December 5, 2011, the Committee granted to Messrs. O’Shaughnessy, Ellinghausen and Smith performance-based compensation awards, in the form of performance-based equity awards representing the right to receive the Company’s common shares upon satisfaction of certain performance-based milestones. Subject to the executive’s continued employment with the Company through the date on which the shares subject to the award are to be distributed, (i) 50% of the award is tied to the Company’s achievement of specified gross margins, with 25% of the award vesting upon achieving a threshold gross margin goal and 25% of the award vesting upon achieving a target gross margin goal and (ii) 50% of the award is tied to the Company’s achievement of specified inventory turns, with 25% of the award vesting upon achieving a threshold inventory turn goal and 25% of the award vesting upon achieving a target inventory turn goal. Shares earned under the award will not be distributed earlier than the second anniversary of the grant date. The award recipient is eligible to receive a pro-rated award determined based on actual performance and the number of days in which the award recipient was employed during the performance period for terminations of employment due to death or disability or the Company’s involuntary termination of the award recipient’s employment. In addition, upon a change in control, the award will vest in full and will be settled upon the earlier to occur of (i) the five year anniversary of the grant date and (ii) the award recipient’s termination due to death or disability or the Company’s involuntary termination of the award recipient’s employment. The performance period with respect to each award recipient commences on the grant date for each award and ends on the earlier to occur of (i) the last day of the quarter in which the applicable performance measure is satisfied and (ii) the five-year anniversary of the grant date.

In 2009, the Company amended its equity plan to provide that grants of restricted shares, restricted stock units, and performance share awards would generally be subject to minimum vesting provisions. Under the equity plan, the minimum vesting provisions are not required for grants that, when combined with unrestricted share awards and other restricted shares, restricted stock units, and performance shares (i) granted on or after July 8, 2009 and (ii) not subject to minimum vesting provisions, would not exceed five percent (5%) of the total number of PulteGroup common shares available for awards under the equity plan (not taking into account any awards granted prior to July 8, 2009). The equity plan provides that grants of restricted shares and restricted stock units will be subject to a minimum three-year vesting period, except that grants of restricted shares and restricted stock units that are subject to performance measures will be subject to a minimum one-year vesting period. Performance share awards are also subject to a minimum one-year vesting period. Under the equity plan, the Committee has the discretion to accelerate the restriction period applicable to a restricted share award, restricted stock unit award, or performance share only in the case of death, disability, retirement, or a change in control.

If an executive’s employment is terminated for a reason other than death, disability or cause, outstanding options will continue to vest after such termination if at the time of termination, the sum of the executive’s age and the executive’s 12-month periods of full-time employment with the Company equals or exceeds 70 (the “Rule of 70”). In addition, if an executive’s employment is terminated for a reason other than death, disability or cause after a minimum of five years of employment, vested stock options will continue to be exercisable by such executive until the expiration of the stock option according to the terms of its grant (the “Rule of 5”). Certain executives, including the named executive officers, are required to sign a non-competition, non-solicitation and confidentiality agreement to obtain the benefits of the Rule of 70 and the Rule of 5.

Pursuant to the terms of Mr. O’Shaughnessy’s offer of employment and in the event that Mr. O’Shaughnessy’s employment with the Company is involuntarily terminated without cause prior to the vesting date of the restricted shares he received upon the commencement of his employment, he will receive, in lieu of the restricted shares and subject to the execution of a release agreement on terms satisfactory to the Company, a cash payment equal to the number of restricted shares multiplied by the closing share price on the date of termination. Please see “Potential Payments Upon Termination or Change in Control” for a description of the severance provisions included in Mr. O’Shaughnessy’s offer of employment.

The exercise price of stock options is fixed as of the date of grant, and cannot be lower than the fair market value of PulteGroup common shares, defined in the equity incentive plan documents as the average of the high and low price of PulteGroup’s common shares traded on the NYSE on the date of grant.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(12)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(11)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard J. Dugas, Jr.	—	165,000(1)		$7.765	02/10/2021	400,000(6)	$2,524,000
	—	330,000(2)		$11.445	02/11/2020
	125,000	125,000(3)		$12.335	08/18/2019
	270,000	90,000(4)		$11.355	12/9/2018
	500,000	—		$10.930	12/6/2017
	400,000	—		$34.235	12/7/2016
	400,000	—		$40.405	12/8/2015
	400,000	—		$28.363	12/9/2014
	400,000	—		$21.635	12/11/2013
	360,000	—		$11.403	12/12/2012
		—
Robert T. O’Shaughnessy	—	100,000(5)		$8.200	06/1/2021	69,513(7)	$438,627	100,000	$631,000
James R. Ellinghausen	—	37,500(1)		$7.765	02/10/2021	200,000(8)	$1,262,000	100,000	$631,000
	—	75,000(2)		$11.445	02/11/2020
	75,000	75,000(3)		$12.335	08/18/2019
	75,000	25,000(4)		$11.355	12/9/2018
	100,000	—		$10.930	12/6/2017
	75,000	—		$34.235	12/7/2016
	70,000	—		$40.405	12/8/2015
	40,000	—		$36.058	3/28/2015
John B. Bertero III	—	25,000(1)		$11.445	02/11/2020	53,796(9)	$339,453
	20,000	20,000(3)		$12.335	08/18/2019
	24,651	—		$22.650	05/7/2015
	18,342	—		$46.700	05/10/2014
	6,572	—		$56.580	05/11/2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(12)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(11)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Harmon D. Smith	—	25,000(2)		$11.445	02/11/2020	52,000(10)	$328,120	100,000	$631,000
	20,000	20,000(3)		$12.335	08/18/2019
	29,250	9,750(4)		$11.355	12/9/2018
	50,000	—		$10.930	12/6/2017
	25,000	—		$34.235	12/7/2016
	20,000	—		$40.405	12/8/2015
	8,000	—		$28.363	12/9/2014
	12,000	—		$21.635	12/11/2013
	6,000	—		$11.403	12/12/2012
Roger A. Cregg	—	67,500(1)		$7.765	02/10/2021
	—	135,000(2)		$11.445	02/11/2020
	75,000	75,000(3)		$12.335	08/18/2019
	135,000	45,000(4)		$11.355	12/9/2018
	240,000	—		$10.93	12/6/2017
	160,000	—		$34.235	12/7/2016
	160,000	—		$40.405	12/8/2015
	180,000	—		$28.363	12/9/2014
	160,000	—		$21.635	12/11/2013
	300,000	—		$11.403	12/12/2012
	82,592	—		$12.944	2/8/2012

(1)	These options were awarded on February 10, 2011 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(2)	These options were awarded on February 11, 2010 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(3)	These options were awarded on August 18, 2009 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(4)	These options were awarded on December 9, 2008 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(5)	These options were awarded on June 1, 2011 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(6)	This amount includes 120,000 restricted shares that are scheduled to vest on February 10, 2012, and 140,000 restricted shares that are scheduled to vest on February 11, 2013 and 140,000 restricted shares that are scheduled to vest on February 10, 2014.

(7)	These restricted shares are scheduled to vest on June 1, 2014.

(8)	This amount includes 50,000 restricted shares that are scheduled to vest on February 10, 2012, 75,000 restricted shares that are scheduled to vest on February 11, 2013, and 75,000 restricted shares that are scheduled to vest on February 10, 2014.

(9)	This amount includes 7,796 restricted shares that are scheduled to vest on March 31, 2012, 20,000 restricted shares that are schedule to vest on February 11, 2013 and 26,000 restricted shares that are scheduled to vest on February 10, 2014.

(10)	This amount includes 26,000 restricted shares that are schedule to vest on February 11, 2013 and 26,000 restricted shares that are scheduled to vest on February 10, 2014.

(11)	Reflects the value using the closing share price at the 2011 fiscal year end of $6.31.

(12)	Represents performance-based equity awards representing the right to acquire 100,000 shares of the Company’s common stock upon achievement of certain performance goals relating to gross margins and inventory turns. The performance period with respect to this award commences on the December 5, 2011 grant date and ends on the earlier to occur of (i) the last day of the quarter in which the applicable performance measure is satisfied and (ii) the five-year anniversary of the grant date. Shares earned under the award will not be distributed earlier than the second anniversary of the grant date.

2011 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of the named executive officers at December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Richard J. Dugas, Jr.	—	$—	125,000	$951,250(1)
Robert T. O’Shaughnessy	—	$—	—	$—
James R. Ellinghausen	—	$—	50,000	$380,500(1)
John B. Bertero III	—	$—	7,796	$57,690(2)
Harmon D. Smith	—	$—	46,000	$250,320(3)
Roger A. Cregg	—	$—	382,500	$2,964,975(4)

(1)	Value realized reflects number of shares that vested multiplied by the closing price of $7.61 per share on February 7, 2011.

(2)	Value realized reflects number of shares that vested multiplied by the closing price of $7.40 per share on March 31, 2011.

(3)	Value realized reflects 20,000 shares that vested multiplied by the closing price of $4.30 per share on September 13, 2011 and 26,000 shares that vested multiplied by the closing price of $6.32 per share on December 9, 2011.

(4)	Value realized reflects 97,500 shares that vested multiplied by the closing price of $7.61 per share on February 7, 2011 and 285,000 shares that vested in connection with Mr. Cregg’s retirement multiplied by the closing price of $7.80 per share on June 2, 2011.

2011 Non-Qualified Deferred Compensation Table

The following table provides information regarding the Company’s Non-Qualified Deferral Program and the Centex Corporation Supplemental Executive Retirement Plan.

Name(1)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions (2)	Aggregate Balance at Last FYE
Richard J. Dugas, Jr.	$—	$—	$29,993	$—	$779,281
Robert T. O’Shaughnessy	$—	$—	$—	$—	$—
James R. Ellinghausen	$—	$—	$7,262	$—	$188,686
John B. Bertero III	$—	$—	$991	$—	$38,722
Harmon D. Smith	$—	$—	$36,517	$—	$948,816
Roger A. Cregg	$—	$—	$964	$280,757	$—

(1)	Messrs. Dugas, Ellinghausen and Smith have outstanding account balances under the Company’s Non-Qualified Deferral Program, while Mr. Bertero has an outstanding account balance under the Centex Corporation Supplemental Executive Retirement Plan.

(2)	This amount was distributed from the Non-Qualified Deferral Program in 2011 pursuant to Mr. Cregg’s deferral elections.

Non-Qualified Deferral Program

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Senior Management Annual Incentive Plan. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2011 was 4.003%.

Centex Corporation Supplemental Executive Retirement Plan

The Company maintains the Centex Corporation Supplemental Executive Retirement Plan, or SERP, a legacy plan of Centex. The accounts are unfunded and accrue interest at a rate equal to 80% of the applicable Bank of America Prime Rate during the period. The accounts accrued interest at a rate of 2.6% in 2011. The aggregate SERP liability as of December 31, 2011 was $50,969. Benefits under the SERP are payable upon the participant’s termination of employment (subject to the six-month delay in payment for specified employees under Section 409A to the extent applicable) or disability in a lump sum. The Company has suspended this plan and no longer makes contributions to it.

Potential Payments Upon Termination or Change in Control

Historically, the Company’s practice is to not have individual employment contracts or change in control agreements with our named executive officers. For each of the named executive officers, any severance that may be payable to a named executive officer in the event of an involuntary termination would be determined by the Committee at the time of termination and is therefore undeterminable at this time.

Our LTI Program under the 2008 Incentive Plan provides for the payment of awards under the program following a change in control and certain terminations of employment. In the case of a change in control or termination due to death or permanent disability, the participant will receive any award earned with respect to a completed performance period but not yet paid and, with respect to a pending performance period, a prorated target award calculated based on the number of days in the performance period that have elapsed prior to the change in control or termination, as applicable. In the event of a participant’s termination by reason other than voluntary termination by the participant, death, disability or by the Company for cause, the participant will receive any award earned with respect to a completed performance period but not yet paid and, with respect to a pending performance period, a prorated award based on actual performance of the Company during the annual performance period but prorated to reflect the period in which the participant was employed by the Company. In the event the participant’s employment is terminated voluntarily by the participant or is terminated by the Company for cause, any outstanding awards under the LTI Program are immediately forfeited.

Our equity incentive plans provide for accelerated vesting of all outstanding stock options and restricted shares in the event of a change in control or an executive’s death or disability. With respect to restricted shares only, the plans also provide for accelerated vesting in the event that an executive retires from the Company with the Company’s consent and the executive timely executes a non-competition, non-solicitation and confidentiality agreement. Additionally, in accordance with the Rule of 70, if an executive’s employment is terminated for a reason other than death, disability or cause, outstanding options granted under the plans will continue to vest after such termination if, at the time of termination, the sum of the executive’s age and the executive’s 12-month periods of full-time employment with the Company equals or exceeds 70. Except as described above, termination of employment for any other reason generally results in the forfeiture of any outstanding unvested awards.

Agreements granting stock option awards define disability as a sickness or a disability which renders an executive unable to perform his or her duties in the required and customary manner, as determined by the Company in its sole discretion, that has existed for more than three consecutive months and is expected to continue for no less than an additional three months. Cause is generally defined under the award agreements as a determination by the Company that the executive has (i) willfully and continuously failed to substantially perform the duties assigned to him or her, (ii) willfully engaged in conduct which is demonstrably injurious to the Company or its subsidiaries, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or its subsidiaries.

The December 2011 performance-based equity awards granted to Messrs. O’Shaughnessy, Ellinghausen and Smith provide that the award recipient is eligible to receive a pro-rated award determined based on actual performance and the number of days in which the award recipient was employed during the performance period for terminations of employment due to death or disability or the Company’s involuntary termination of the award recipient’s employment. In addition, upon a change in control, the award will vest in full, but will not be paid immediately, and will be settled upon the earlier to occur of (i) the five year anniversary of the grant date and (ii) the award recipient’s termination due to death or disability or the Company’s involuntary termination of the award recipient’s employment.

At the time the Committee approved the equity incentive plans, the Committee determined that accelerated vesting of awards under such plans in the event of a change in control was appropriate based on competitive practices and in light of the fact that the Company does not otherwise provide change in control or severance agreements. The Committee also determined that these acceleration provisions were a necessary component of such plans in order to provide an increased incentive to key employees of the Company to make significant and extraordinary contributions to the long-term performance and growth of the Company.

In general, our equity incentive plans and LTI Program define a change in control as follows:

•

the acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding common shares of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

•	individuals who constitute the Board or future directors approved by the Board cease for any reason to constitute at least a majority of such Board;

•

subject to certain exceptions contained in the plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	the consummation of a plan of complete liquidation or dissolution of the Company.

As noted earlier, Mr. Cregg retired from the Company, effective May 27, 2011. Pursuant to the terms of the separation agreement, in exchange for Mr. Cregg signing a general release of claims in favor of the Company, Mr. Cregg received (i) separation pay in the amount of $1,350,000 and (ii) his 2011 annual bonus, determined based on the actual performance of the Company for 2011 and prorated through his date of retirement. Under the terms of Mr. Cregg’s agreement, Mr. Cregg received, in accordance with the terms of the LTI Program under the 2008 Incentive Plan, the amounts he earned in the completed years of the 2009-2011 LTI Program performance cycle ($547,500), plus an amount for the year 2011 based on the actual performance of the Company and prorated through his date of retirement. The Company and Mr. Cregg also agreed to amend Mr. Cregg’s outstanding stock option agreements to provide that any stock options that had not yet vested would continue to vest during the term of the option and would be exercisable by Mr. Cregg with respect to all of the shares of common stock subject to the option as though Mr. Cregg continued employment with the Company on a full-time basis. Any outstanding restricted share awards held by Mr. Cregg will vest according to the original terms and conditions of the grants pursuant to the governing plans and agreements. In addition to the foregoing, the Company paid Mr. Cregg the amount of $22,770 as an allowance for COBRA premiums relating to medical, dental and vision benefits sponsored by the Company. Pursuant to the terms of our equity plans, upon Mr. Cregg’s retirement, Mr. Cregg received equity values with respect to the vesting of restricted shares upon his retirement of approximately $2,964,975. Under the terms of Mr. Cregg’s modified award agreements and in accordance with the Rule of 70, Mr. Cregg will continue to vest in his outstanding options. As of December 30, 2011, the exercise price of each of Mr. Cregg’s outstanding stock options exceeded the year-end closing price of $6.31 per share. The Separation Agreement also contains various covenants, including covenants relating to non-competition, non-solicitation and cooperation.

The tables below reflect the amount of compensation to be received by each of the named executive officers in the event of a change in control and certain terminations of each executive’s employment. The amounts shown assume that such change in control or termination was effective as of December 30, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing stock price on December 30, 2011 of $6.31 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Certain Termination Events(1)

	Acceleration of Long-Term Incentive Awards(2)	Acceleration of Unvested “In the Money” Stock Options(3)	Acceleration of Outstanding Restricted Shares(4)	Total Benefits
Richard J. Dugas, Jr.	$1,631,583	—	$2,524,000	$4,155,583
Robert T. O’Shaughnessy	$0	—	$438,627	$438,627
James R. Ellinghausen	$442,858	—	$1,262,000	$1,704,858
John B. Bertero III	$0	—	$339,453	$339,453
Harmon D. Smith	$0	—	$328,120	$328,120

(1)	The table sets forth amounts that would have been received by the named executive officer if the employment of such named executive officer terminated other than due to death or disability (see table below for compensation due to those events) or voluntary termination by the named executive officer or by the Company for cause, in which case no amounts would be paid.

(2)	This amount includes the amounts earned under the 2009-2011 performance period under the LTI Program.

(3)	As of December 30, 2011, the exercise price of each named executive officer’s unvested stock options exceeded the year-end closing price of $6.31 per share and, as a result, none of the named executive officers would have received equity values with respect to such options in connection with a qualifying termination event.

(4)	Except for the new hire equity awards to Mr. O’Shaughnessy, the amounts reported in this column for each of the named executive officers with respect to an involuntary termination without cause assumes that the Committee exercises its discretion to accelerate or pay out the value of outstanding restricted shares. Under the terms of the stock incentive plan documents, restricted shares would not vest upon termination without cause, unless determined otherwise by the Committee; provided however, that, subject to certain exemptions after July 8, 2009, the Committee has the discretion to waive the restriction period applicable to a restricted share award only in the case of death, disability, retirement or a change in control. Pursuant to the terms of Mr. O’Shaughnessy’s offer of employment, in the event that Mr. O’Shaughnessy’s employment with the Company is involuntarily terminated without cause prior to the vesting date of the restricted shares he received upon the commencement of his employment, he will receive, in lieu of the restricted shares and subject to the execution of a release agreement on terms satisfactory to the Company, a cash payment equal to the number of restricted shares multiplied by the closing share price on the date of termination.

Change in Control or Termination due to Death or Disability(1)

	Acceleration of Long-Term Incentive Awards(2)	Acceleration of Unvested “In the Money” Stock Options(3)	Acceleration of Outstanding Restricted Shares	Total Accelerated Long- Term Awards
Richard J. Dugas, Jr.	$3,631,583	$—	$2,524,000	$6,155,583
Robert T. O’Shaughnessy	$233,333	$—	$438,627	$671,960
James R. Ellinghausen	$934,525	$—	$1,262,000	$2,196,525
John B. Bertero III	$83,333	$—	$339,453	$422,786
Harmon D. Smith	$83,333	$—	$328,120	$411,453

(1)

The table sets forth amounts that would have been received by the named executive officer upon a Change in Control of the Company or termination of employment due to death or disability. As noted above, the December 2011 performance-based equity awards granted to Messrs. O’Shaughnessy, Ellinghausen and Smith provide that upon a change in control, the award will vest in full, but will not be paid immediately, and will be settled upon the earlier to occur of (i) the five year anniversary of the grant date and (ii) the award recipient’s termination due to death or disability or the Company’s involuntary termination of the award recipient’s employment. The value of the accelerated vesting of this award for each of Messrs. O’Shaughnessy, Ellinghausen and Smith, determined assuming that a change in control occurred as of December 30, 2011, equals $631,000.

(2)	This amount includes the amounts earned under the 2009-2011 performance period under the LTI Program and a prorated target payout for the 2010-2012 and 2011-2013 performance periods under the LTI Program.

(3)	As of December 30, 2011, the exercise price of each named executive officer’s unvested stock options exceeded the year-end closing price of $6.31 per share and, as a result, none of the named executive officers would have received equity values with respect to such options in connection with a change in control.

Risk Management and Compensation

As noted in our Compensation Discussion and Analysis, a key objective of the Company’s compensation program is to appropriately incentivize our executives so that they may act in the best interests of the Company and its shareholders. The Compensation and Management Development Committee believes that its incentive compensation programs should encourage risk within parameters that are appropriate for the long-term health and sustainability of the Company’s business.

At its February 8, 2012 meeting, the Compensation and Management Development Committee, in consultation with Pearl Meyer, reviewed each compensation element, the group of employees eligible to receive each compensation element, the current performance measures and payout ranges, the potential risks posed by each compensation element as well as the processes used to mitigate any such risks. The Compensation and Management Development Committee determined that any risks associated with the Company’s executive and broad-based compensation plans were appropriately mitigated. For example, the maximum payouts under our executive and broad-based annual incentive plans are capped at or below 200% of target. In addition, the Company uses multiple performance metrics with respect to corporate performance under the Annual Program (e.g., consolidated pre-tax operating income and revenue) and the 2010 – 2012 and 2011 – 2013 performance periods under the LTI Program (e.g., economic profit improvement and total shareholder return), each of which is subject to the scrutiny of our internal control system as well as the Company’s annual audit. The Compensation and Management Development Committee also believes that equity-based, long-term incentive awards which vest over a period of years aligns the interests of our executives and employees with those of our shareholders in support of the long-term health of the Company. To that end, the Company has adopted an equity-settled performance award to replace the current cash-based LTI program. Finally, the Compensation and Management Development Committee believes that its overall review of the competitiveness and reasonableness of the Company’s compensation programs against market data serves as another mechanism to evaluate the compensation program and to identify any risks.

Effective January 1, 2010, the Compensation and Management Development Committee adopted a claw back policy. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct. The purpose of this policy is to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company.

Based on its review, the Compensation and Management Development Committee determined that the risks arising from the Company’s executive and broad-based compensation programs are not reasonably likely to have a material adverse effect on the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to our common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	19,509,281	(1)	$19.838	8,000,174	(2)

Equity compensation plans not approved by shareholders	—		—	—

Total	19,509,281	(1)	$19.838	8,000,174	(2)

Notes:

(1)	Does not include options to purchase 2,132,237 PulteGroup common shares having a weighted average exercise price of $34.2161, which were granted in substitution for options to purchase shares of Centex Corporation in connection with PulteGroup’s 2009 acquisition of Centex.

(2)	Of this number, up to 7,935,519 shares remain available for “full value awards,” including restricted shares, restricted stock units, and performance shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares, and immediate family members of these persons. We refer to transactions involving amounts in excess of $100,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board of Directors in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction. There were no interested transactions during the year ended December 31, 2011.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $100,000:

•

employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

•	compensation paid to a director if the compensation is required to be reported in our proxy statement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

Our Related Party Transaction Policies and Procedures were adopted on February 1, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the applicable NYSE and SEC rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

PulteGroup management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with PulteGroup management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board, as well as by SEC regulations.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Audit Committee

David N. McCammon, Chair

Brian P. Anderson

Debra J. Kelly-Ennis

Bernard W. Reznicek

Thomas M. Schoewe

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2011	2010
Audit Fees(1)	$1,803,136	$2,752,524
Audit-Related Fees(2)	54,100	78,600
Tax Fees(3)	80,756	246,199
All Other Fees(4)	—	—

	$1,937,992	$3,077,323

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and various statutory audit reports.

(2)	Audit-related services consisted principally of audits of employee benefit plans.

(3)	Tax services consisted principally of assistance with tax compliance, the preparation of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2011 and 2010.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in May when it reviews the Ernst & Young LLP audit plan for the current year. In 2011 and 2010, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee will review each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service. All engagements are approved at regularly scheduled meetings of the Audit Committee.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as PulteGroup’s independent registered public accounting firm for 2012, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2011 and 2010 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2011 and has served as our independent public accountants for many years. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as PulteGroup’s independent registered public accounting firm for 2012.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company asks that you indicate your approval of the compensation paid to our named executive officers as described on pages 25 through 59 of this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation and Management Development Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis, our overall compensation philosophy applicable to executive officers is to provide a compensation program that is intended to attract and retain qualified executives for PulteGroup through fluctuating business cycles, provide them with incentive to achieve our strategic, operational, and financial goals, increase shareholder value, and reward long-term financial success. The Compensation and Management Development Committee of the Board of Directors also intends to motivate the named executive officers to achieve other non-financial objectives, including customer satisfaction, people development, and building and maintaining a strong culture within the organization.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in other industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of PulteGroup shares;

•

balancing cash compensation with equity compensation to ensure that each executive has a significant personal financial stake in PulteGroup’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation); and

•

balancing short-term compensation with long-term compensation to ensure that our senior executives are properly focused on the achievement of both operational and financial goals and longer-term strategic objectives.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The Board of Directors recommends that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL FOUR

The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, which has represented to us that it beneficially owns approximately 8,501 of our shares, has submitted the following shareholder proposal.

DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

Resolved: That the shareholders of PulteGroup, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, over 70% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

In five of the past six years, PulteGroup has received a similar proposal, and each such year the proposal received less than a majority of the votes cast by shareholders. In light of these results and for the reasons provided below, after thoughtful consideration, the Board believes that the Company’s current method of electing directors already adequately addresses the concerns the proposal raises and continues to be in the best long-term interest of the Company and its shareholders and the Board therefore opposes the proposal.

In 2006, the Company adopted an amendment to its Corporate Governance Guidelines to address the concerns the proposal raises. The Company’s Corporate Governance Guidelines, as amended, currently provide the protections that could be achieved by the proposal’s implementation, but without the limitations on the Board’s judgment that would be attendant to such implementation as described below.

As described in greater detail in this Proxy Statement under the caption “Election of Directors”, the Company’s Corporate Governance Guidelines require a nominee who fails to garner a majority affirmative vote in an unopposed election to tender his or her resignation to the Board. The Nominating and Governance Committee is then in turn obligated to focus its attention on and thoroughly assess any possible causes for concern related to the majority withhold vote for such nominee. Following such assessment, the Nominating and Governance Committee, which is composed exclusively of independent directors, must recommend to the Board whether to accept or reject the resignation, and the Board must take the action it deems appropriate with respect to the resignation.

The procedures required under the Company’s Corporate Governance Guidelines provide the benefit of ensuring that no director who has received a majority withhold vote will serve on the Board without a high degree of scrutiny. Simultaneously, the Company’s Corporate Governance Guidelines preserve the Board’s ability to take into account in its decision regarding the resignation all facts and circumstances surrounding the majority withhold vote, including the underlying reasons, the length of service and qualifications of the director, the director’s contributions to the Company and compliance with listing standards and the Company’s Corporate Governance Guidelines. The Board believes that the Corporate Governance Guidelines strike an appropriate balance that is sensitive to investors’ views on the standard required for election of directors and effectively satisfies the goals of the shareholder proposal while preserving the flexibility of the Board to exercise its independent judgment on a case-by-case basis in the best interest of all shareholders.

Moreover, the shareholder proposal argues that a strict majority vote standard is a superior solution to a plurality standard, but fails to account for the issues that may arise due to the lost flexibility that would result if this proposal were implemented. Although the proposal, on its face, seems straightforward, the majority vote standard raises complicated issues in its implementation. For example, if a director nominee were to receive a plurality, but not a majority, of the votes cast, the Board would be faced with a choice among several options: (i) to decide whether to appoint a successor, which would be less democratic as a governance matter, (ii) to expend the funds to hold a special meeting to elect a successor or (iii) if the nominee were an existing director, to permit the director to remain in office until the next annual meeting of shareholders.

For the reasons stated above, the Board believes that instituting the change called for by the proposal is unnecessary and not in the best interests of our shareholders.

The Board of Directors recommends a vote “AGAINST” this proposal.

PROPOSAL FIVE

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, which has represented to us that it beneficially owns approximately 7,213 of our shares, has submitted the following proposal.

PERFORMANCE-BASED OPTIONS PROPOSAL

Resolved: That the shareholders of PulteGroup, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized.

Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to [sic] often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that performance-based compensation is an essential component of executive compensation and, as described in the Compensation Discussion and Analysis section above, the Company’s Compensation and Management Development Committee is committed to pay-for-performance. However, a policy requiring that a significant portion of future option grants to senior executives be performance-based as described in the proposal, which shareholders rejected at the Company’s 2011 annual meeting of shareholders, would limit the ability of the Compensation and Management Development Committee to grant awards that are designed to align the short-term and long-term interests of employees with those of shareholders and that are competitive with our direct competitors in the homebuilding industry, as well as other companies of similar size and complexity.

Consistent with its commitment to pay-for-performance, when deemed appropriate by the Compensation and Management Development Committee, awards with performance-based vesting provisions may be granted. For example, in December 2011, the Compensation and Management Development Committee granted to the Company’s Executive Vice President and Chief Financial Officer and the Company’s Executive Vice President, Human Resources performance share awards representing the right to receive shares of the Company’s common stock upon satisfaction of certain performance-based milestones. In addition, as described in the Compensation Discussion and Analysis section above, the Compensation and Management Development Committee has determined that a significant portion of all equity-based incentive awards granted to the Company’s named executive officers in 2012 should be structured as performance share awards and the Committee eliminated the stock option grant that would have been made in February 2012.

The Compensation and Management Development Committee believes that fixed-price options provide an objective performance metric that is directly aligned with the interests of shareholders and is an appropriate performance measure for the Company. Because the exercise price of fixed-priced options equals the market value of the Company’s common shares on the date of the award, no economic benefit is conferred on the optionee unless the Company’s shares increase in value subsequent to the award date. Options also generally vest over a period of years, which requires long-term focus on Company performance in order for the employee to realize any value from the exercise of options. Additionally, the majority of our significant competitors use fixed-price options in addition to performance-based options. Limiting the Compensation and Management Development Committee’s ability to establish compensation packages in line with those of our competitors could place us at a competitive disadvantage in attracting, motivating, rewarding and retaining superior executive talent. The Board of Directors believes that the Compensation and Management Development Committee must have the flexibility to create compensation policies appropriate to the competitive environment in which PulteGroup competes for senior executives, which policies may include the use of fixed-price options.

In addition to fixed-price options, the Compensation and Management Development Committee has used other types of long-term incentive vehicles and may continue to do so in the future, as permitted under the Company’s shareholder-approved equity incentive plan. These incentive vehicles support particular business strategies, retention initiatives and recruiting activities, taking into account circumstances as they exist from time to time, including changing economic and industry conditions, accounting requirements and tax laws, together with evolving governance trends. The Board of Directors believes that the discretion of the Compensation and Management Development Committee in determining which types or combinations of long-term incentive vehicles are the most appropriate and effective for a given situation should not be constrained by a policy mandating that a significant portion of option grants be performance-based.

Executive compensation practices are influenced by a wide range of factors, including changes in strategic goals, regulatory developments and the competitive compensation practices of other companies. The Board of Directors believes that the Compensation and Management Development Committee, which is comprised solely of directors who are “independent” as defined by the NYSE listing standards, is the governing body best suited to formulate executive compensation principles and practices that balance these factors and reflect the interests of shareholders, while preserving the Committee’s ability to respond quickly to changes that may otherwise limit the Company’s ability to attract, motivate and retain key talent.

The Board of Directors recommends a vote “AGAINST” this proposal.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement or if you are receiving multiple copies of proxy materials and would like to receive one set, you may contact Computershare and inform it of your request by phone at (877) 282-1168 or by mail at Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3078.

Proxy solicitation cost

PulteGroup pays the cost of soliciting proxies. Additionally, we hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $12,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals due for the 2013 annual meeting

To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing and received by PulteGroup by December 4, 2012. Shareholder proposals must be sent to Steven M. Cook, our Senior Vice President, General Counsel and Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Steven M. Cook

Senior Vice President, General Counsel and Secretary

PulteGroup, Inc.

100 Bloomfield Hills Parkway, Suite 300

Bloomfield Hills, Michigan 48304

Shareholder proposals that are intended to be presented at our 2013 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be made in writing and sent to Mr. Cook by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by PulteGroup by February 17, 2013. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board

You may communicate directly with the Board of Directors, the non-management directors as a group or any individual director or directors by writing to our Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board of Directors, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board of Directors or any of PulteGroup’s non-management directors and received by our Secretary will be promptly forwarded to the specified party.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2012.

Vote by Internet • Go to www.investorvote.com/PHM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1–3 and AGAINST Proposals 4 & 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Brian P. Anderson (one-year term)	☐	☐	02 - Bryce Blair (one-year term)	☐	☐	03 - Cheryl W. Grisé (one-year term)	☐	☐

	04 - Debra J. Kelly-Ennis (one-year term)	☐	☐	05 - Patrick J. O’Leary (one-year term)	☐	☐	06 - Bernard W. Reznicek (one-year term)	☐	☐

				For Against Abstain				For	Against	Abstain

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.			☐ ☐ ☐	3.	An advisory vote on executive compensation.		☐	☐	☐

4.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote, if properly presented at the meeting.			☐ ☐ ☐	5.	A shareholder proposal regarding the use of performance-based options, if properly presented at the meeting.		☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, insurers, guardians, or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of

PulteGroup, Inc. Shareholders

May 9, 2012

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — PulteGroup, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTEGROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 9, 2012

The undersigned authorizes each of Richard J. Dugas, Jr. and Steven M. Cook, with full power of substitution and resubstitution, to represent and vote the undersigned’s shares as his, her or its proxy at the annual meeting of PulteGroup’s shareholders to be held on May 9, 2012, and at any adjournments thereof.

The undersigned acknowledges receipt of the notice of the annual meeting of PulteGroup’s shareholders, the related proxy statement and the Annual Report for 2011.

The undersigned revokes any proxy or proxies previously given for such shares. The undersigned ratifies and confirms any actions that the persons holding the undersigned’s proxy, or their substitutes, by virtue of this executed card take in accordance with the proxy granted hereunder. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals (1), (2) and (3), and AGAINST Shareholder Proposals (4) and (5). If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in this proxy will vote in their discretion.

PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.